Exhibit (k)(4)

Execution Version

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of December 12, 2022 (this “Amendment”), among (i) KREST OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “KREST Borrower”), (ii) KKR REAL ESTATE SELECT TRUST INC., a Maryland corporation (the “Parent”), (iii) KREST OP GP LLC, a Delaware limited liability company (“Borrower GP Guarantor”), (iv) the Lenders party hereto and (v) BARCLAYS BANK PLC, as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties hereto have entered into that certain Revolving Credit Agreement, dated as of December 17, 2021 (as amended, modified, refinanced and/or restated from time to time, “Credit Agreement”; and as further amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, the KREST Borrower has requested that the Administrative Agent and the Lenders (a) approve the Parent becoming a borrower under the Credit Agreement and (b) make certain other changes to the Credit Agreement as further described herein; and

WHEREAS, the Administrative Agent and the Lenders have agreed to so amend the Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the continued performance by the KREST Borrower and the other Loan Parties of their respective promises and obligations under the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement. As of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken tex~~t) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A attached hereto (including “Exhibit J” thereto) and, pursuant to and in accordance with the terms and conditions set forth in this Amendment and the Credit Agreement.

2. Conditions to Effectiveness. This Amendment shall become effective on the first date on which the following conditions have been satisfied or waived (the “First Amendment Effective Date”):

(a) The Administrative Agent shall have received executed counterparts of this Amendment from the Loan Parties and the Lenders;

(b) The Administrative Agent shall have received a certificate dated the First Amendment Effective Date and signed by a Responsible Officer of the KREST Borrower, certifying on behalf of the KREST Borrower the accuracy of the representations and warranties set forth in Section 3 hereof;

(c) The KREST Borrower shall have paid all accrued and unpaid fees of the Administrative Agent and the Lenders and all out of pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with the closing of this Amendment;

(d) The KREST Borrower shall have provided to each Lender all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and each Lender shall have satisfactorily completed its “know your customer” procedures.

3. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby jointly and severally represent and warrant to the Administrative Agent and Lenders on the date hereof that:

(a) The representations and warranties set forth in Article IV of the Amended Credit Agreement and in the other Loan Documents are true and correct in all material respects (or, in the case of any such representation and warranty already qualified by materiality or Material Adverse Effect, in all respects) on and as of the First Amendment Effective Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(b) Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform this Amendment. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment. This Amendment has been duly executed and delivered on behalf of each Loan Party that is a party hereto. This Amendment constitutes a legal, valid and binding obligation of each Loan Party that is a party hereto, enforceable against each such Loan Party in accordance with its terms; and

(c) At the time of and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

4.	Reference to and Effect on the Loan Documents.

(a) As of the First Amendment Effective Date, each reference in the Credit Agreement and the other Loan Documents to the “Credit Agreement”, “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

(b) Except to the extent amended hereby, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect and each is hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default or of any right, power, privilege or remedy of the Administrative Agent, any Lender under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d) This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

5. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

6. Counterparts; Severability; Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The provisions of Sections 10.08, 10.09, 10.16 and 10.17 of the Credit Agreement are incorporated herein and apply to this Amendment mutatis mutandis (except that any references to “Agreement” shall mean this Amendment).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KREST OPERATING PARTNERSHIP L.P.,
as the KREST Borrower

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KKR REAL ESTATE SELECT TRUST INC.,as the Parent

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KREST OP GP LLC, as Borrower GP Guarantor

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

[Signature Page to First Amendment to Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent and a Lender

By:	/s/Alexander Bansak
Name: Alexander Bansak
Title: Director

[Signature Page to First Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/S/ TERRANCE ALEWINE
Name: TERRANCE ALEWINE
Title: VICE PRESIDENT

[Signature Page to First Amendment to Credit Agreement]

EXHIBIT A

Amended Credit Agreement

[Attached]

~~EXECUTION VERSION~~EXHIBIT A TO AMENDMENT NO. 1

REVOLVING CREDIT AGREEMENT

Dated as of December 17, 20211

among

KREST OPERATING PARTNERSHIP L.P.,

as a Borrower,

KKR REAL ESTATE SELECT TRUST INC.,

as Parent~~,~~ and as a Borrower

KREST OP GP LLC,

as Borrower GP Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

BARCLAYS BANK PLC

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

[1]	Conformed through First Amendment, dated as of December 12, 2022

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

Section 1.01.	Certain Defined Terms	1

Section 1.02.	Computation of Time Periods; Other Definitional Provisions	~~36~~ 37

Section 1.03.	Accounting Terms	~~36~~ 38

Section 1.04.	Interest Rates; Benchmark Notification	~~37~~ 38

Section 1.05.	Exchange Rates: Currency Equivalents	~~37~~39

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES		~~38~~39

Section 2.01.	The Advances	~~38~~ 39

Section 2.02.	Making of Advances	~~38~~ 40

Section 2.03.	Repayment of Advances	~~40~~ 41

Section 2.04.	Termination or Reduction of the Commitment Amounts	~~40~~ 42

Section 2.05.	Prepayments	~~40~~ 42

Section 2.06.	Interest	~~42~~ 43

Section 2.07.	Fees	~~45~~ 46

Section 2.08.	Increased Costs, Etc.	~~46~~ 47

Section 2.09.	Payments and Computations	~~47~~ 49

Section 2.10.	Taxes	~~50~~ 51

Section 2.11.	Sharing of Payments, Etc.	~~55~~ 57

Section 2.12.	Use of Proceeds	~~55~~ 57

Section 2.13.	Evidence of Debt	~~56~~ 58

Section 2.14.	Extension of Termination Date	~~57~~ 58

Section 2.15.	Increase in the Aggregate Commitment Amounts	~~58~~60

Section 2.16.	Defaulting Lenders	~~61~~ 63

Section 2.17.	Replacement of Lenders	~~62~~ 64

Section 2.18.	Letters of Credit	~~63~~ 65

Section 2.19.	Regulation W	~~68~~ 70

Section 2.20.	Borrower Joinders	70

Section 2.21.	KREST Borrower as Agent for the Borrowers	70

ARTICLE III CONDITIONS OF LENDING		~~68~~71

Section 3.01.	Conditions Precedent to Closing	~~68~~ 71

Section 3.02.	Conditions Precedent to Borrowings	~~71~~ 74

Section 3.03.	Determinations Under Sections 3.01 and 3.02	~~72~~ 75

Section 3.04.	Expenses of Borrowings	~~72~~ 75

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~72~~ 75

Section 4.01.	Representations and Warranties of the Loan Parties	~~72~~ 75

ARTICLE V COVENANTS OF THE LOAN PARTIES		~~78~~ 81

Section 5.01.	Affirmative Covenants	~~78~~ 81

Section 5.02.	Negative Covenants	~~80~~ 84

Section 5.03.	Reporting Requirements	~~83~~ 87

ARTICLE VI EVENTS OF DEFAULT		~~85~~ 89

Section 6.01.	Events of Default	~~85~~ 89

ARTICLE VII GUARANTY		~~88~~ 92

Section 7.01.	Guaranty; Limitation of Liability	~~88~~ 92

Section 7.02.	Guaranty Absolute	~~89~~ 92

Section 7.03.	Waivers and Acknowledgments	~~90~~ 94

Section 7.04.	Subrogation	~~91~~ 94

Section 7.05.	Guarantor Supplements	~~91~~ 95

Section 7.06.	Indemnification by Guarantors	~~92~~ 95

Section 7.07.	Subordination	~~92~~ 96

Section 7.08.	Continuing Guaranty	~~93~~ 97

ARTICLE VIII RESERVED		~~93~~ 97

ARTICLE IX THE ADMINISTRATIVE AGENT		~~94~~ 97

Section 9.01.	Authorization and Action	~~94~~ 97

Section 9.02.	Agent’s Reliance, Etc.	~~94~~ 98

Section 9.03.	Barclays and Affiliates	~~95~~ 98

Section 9.04.	Lender Credit Decision	~~95~~ 99

Section 9.05.	Indemnification by Lenders	~~95~~ 99

Section 9.06.	Successor Administrative Agent	~~96~~ 100

Section 9.07.	Relationship of Administrative Agent and Lenders	~~97~~ 101

Section 9.08.	Administrative Agent Decisions and Approvals	~~97~~ 101

Section 9.09.	Lender Decisions and Approvals.	~~97~~ 101

Section 9.10.	Issuing Bank Reports to Administrative Agent	~~98~~ 101

Section 9.11.	Erroneous Payments	~~98~~ 102

ARTICLE X MISCELLANEOUS		~~99~~ 103

Section 10.01.	Amendments, Etc.	~~99~~ 103

Section 10.02.	Notices, Etc.	~~102~~ 106

Section 10.03.	No Waiver; Remedies	~~104~~ 109

Section 10.04.	Costs and Expenses	~~105~~ 109

Section 10.05.	Right of Set-off	~~107~~ 112

Section 10.06.	Binding Effect	~~107~~ 112

Section 10.07.	Assignments and Participations; Replacement Notes	~~108~~ 112

Section 10.08.	Execution in Counterparts	~~112~~ 117

Section 10.09.	Severability	~~112~~ 117

Section 10.10.	Survival of Representations	~~112~~ 117

Section 10.11.	Usury Not Intended	~~113~~ 117

Section 10.12.	Confidentiality; Material Non-Public Information	~~113~~ 118

Section 10.13.	Customer Identification Notice	~~117~~ 122

Section 10.14.	Patriot Act Notification	~~117~~ 122

Section 10.15.	Jurisdiction, Etc.	~~117~~ 122

Section 10.16.	Governing Law	~~119~~ 124

Section 10.17.	WAIVER OF JURY TRIAL	~~119~~ 124

Section 10.18.	No Fiduciary Duties	~~119~~ 124

Section 10.19.	Joint and Several Liability	~~119~~ 124

Section 10.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~120~~ 125

Section 10.21.	Recognition of the U.S. Special Resolution Regimes	~~120~~ 125

SCHEDULES
Schedule I	-	Commitment Amounts and Applicable Lending Offices
Schedule II	-	Administrative Agent’s Account(s)
Schedule 4.01(f)	-	Material Litigation
Schedule 4.01(cc)	-	Organizational Chart

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Guarantor Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Availability Certificate
Exhibit F-1	-	Form of Section 2.10(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit F-2	-	Form of Section 2.10(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit F-3	-	Form of Section 2.10(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit F-4	-	Form of Section 2.10(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of Letter of Credit Report
Exhibit I	-	Form of Advisor Debt Subordination Agreement
Exhibit J	-	Form of Borrower Joinder

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of December 17, 2021 (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) among (i) KREST OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “KREST Borrower”), (ii) KKR REAL ESTATE SELECT TRUST INC., a Maryland corporation (the “Parent” and in its capacity as a borrower, together with the KREST Borrower and any Additional Borrowers (as hereinafter defined) acceding hereto pursuant to Section 2.20, the “Borrowers”, and each a “Borrower”), (iii) KREST OP GP LLC, a Delaware limited liability company (“Borrower GP Guarantor” and, together with Parent and any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 7.05, the “Guarantors”), (iv) the Lenders (as hereinafter defined) from time to time party hereto and (v) BARCLAYS BANK PLC (“Barclays”), as administrative agent (together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent” or the “Agent”), sole lead arranger and sole bookrunner (in such capacities, the “Arranger”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.15(d).

“Accession Agreement” has the meaning specified in Section 2.15(d)(i).

“Additional Borrower” has the meaning specified in Section 2.20.

“Additional Covenant” has the meaning specified in Section 10.01(e).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Additional Lender” has the meaning specified in Section 2.15(c).

“Adjusted Subsidiary Loan to Value Ratio” means, as of any date as determined by the Borrowers in good faith, the product of (a) the Subsidiary Loan to Value Ratio and (b) one (1) minus the Unadjusted Loan to Value Ratio.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Barclays Bank PLC and set forth on Schedule II, or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Advance” means a Revolving Credit Advance or a Letter of Credit Advance.

“Advisor” means KKR Registered Advisor LLC, a Delaware limited liability company.

“Advisor Debt” means Unsecured Debt provided by the Advisor or an affiliate of the Advisor.

“Advisor Debt Subordination Agreement” means a subordination agreement substantially in the form of Exhibit I hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Agent” has the meaning specified in the recital of parties to this Agreement.

“Aggregate Commitment Amount “ means, as of any date of determination, the aggregate Commitment Amounts as of such date. On the ~~Closing~~First Amendment Effective Date, the Aggregate Commitment Amount is $~~100,000,000~~250,000,000 .

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Alternative Currency” means (a) Euro, (b) Sterling (c) Australian Dollars, (d) Japanese Yen and (e) any other non-Dollar currency requested by ~~the~~a Borrower and approved by the Administrative Agent and the Lenders, in their sole discretion.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to ~~Borrower,~~ the ~~Parent~~Borrowers or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Applicable Margin” means (a) with respect to each Interest Period and each Benchmark Advance denominated in Dollars or Sterling, 3.05%, (b) with respect to each Interest Period and each Benchmark Advance denominated in a currency other than Dollars or Sterling, 3.00% and (c) with respect to each Base Rate Advance, 2.00%.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including without limitation, any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c) and (f); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new Borrowing, (ii) any notice pursuant to Section 2.05(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement, in each case, unless receipt of such communication is affirmatively confirmed in writing by the Administrative Agent (for the avoidance of doubt, any automatically generated email or any similar response shall not constitute an affirmative confirmation).

“Approved Electronic Platform” has the meaning specified in Section 10.02(c).

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Additional Lender, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit D hereto.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Thomson Reuters screen (or, in the event such rate does not appear on such Thomson Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 10:00 a.m., Melbourne, Australia time, two Business Days prior to the commencement of such Interest Period. If the AUD Screen Rate shall be less than the Floor, the AUD Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Australian Dollars” means lawful currency of the Commonwealth of Australia.

“Availability Certificate” means a certificate in substantially the form of Exhibit E hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the applicable Borrower.

“Availability Conditions” means any day on which (a) the Loan to Value Ratio does not equal or exceed the Maximum LTV and (b) cumulative Net Asset Value of the Borrowers ~~and~~ the Parent (without duplication) is greater than ~~$450,000,000~~two times the Aggregate Commitment Amount, in each case on a pro form basis.

“Available Borrowing Amount” means, immediately after giving effect to any Borrowing, an aggregate amount not to exceed the lower of: (a) the amount that, when added to the Facility Exposure, does not exceed the Aggregate Commitment Amount and (b) the amount that, when added to the Facility Exposure, does not cause the Loan to Value Ratio to equal or exceed the Maximum LTV.

“Available LC Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.06(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Barclays” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) 1⁄2 of 1% (0.50%) per annum above the Federal Funds Rate and (c) the Benchmark for a one month Interest Period plus 1.00% per annum. For purposes of the rate of interest in clause (a), if more than one such rate of interest per annum is published by The Wall Street Journal for a day, the average of such rates of interest shall be used, and such average shall be rounded up to the nearest 1/1000th of one percent (0.001%).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Benchmark” means, initially, (a) for Advances denominated in Dollars, Term SOFR, (b) for Advances denominated in Sterling, SONIA and (c) for Advances denominated in an Alternative Currency (other than Sterling), the Eurocurrency Rate applicable to such Alternative Currency; provided that if a Benchmark Transition Event has occurred with respect to any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.06(d)(i).

“Benchmark Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) if the applicable Benchmark is for Advances denominated in Dollars, Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body as the replacement for such then-current Benchmark for the applicable Corresponding Tenor for the applicable Alternative Currency or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in the case of clause (ii) above, such adjustment shall not be in the form of an increase of the Applicable Margin.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrowers) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrowers) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrowers) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), the central bank for the currency applicable to such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Big Four” means any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Borrower” ~~has~~and “Borrowers” have the meanings specified in the recital of parties to this Agreement.

“Borrower Account” means ~~the~~any account of ~~the~~any Borrower which is specified by ~~the~~such Borrower in writing to the Administrative Agent from time to time.

“Borrower GP Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Borrower Joinder” means a joinder entered into by an Additional Borrower in substantially the form of Exhibit J hereto.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances made by the Lenders on any date.

“Breakage Fees” has the meaning specified in Section 10.04(c).

“Business” means the acquisition and holding primarily of stabilized income-oriented commercial real estate and debt secured by commercial real estate, and to a lesser extent real estate-related securities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with an Advance or Letter of Credit denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, (ii) when used in connection with an Advance or Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day which banks are closed for general business in London, (iii) when used in connection with an Advance or Letter of Credit denominated in Yen, the term “Business Day” shall also exclude any day which banks are closed for general business in Japan, (iv) when used in connection with an Advance or Letter of Credit denominated in Australian Dollars, the term “Business Day” shall also exclude any day which banks are closed for general business in Australia, (v) when used in connection with an Advance or Letter of Credit denominated in Dollars, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (vi) when used in connection with an Advance or Letter of Credit denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the applicable interbank market and on which banks are open for business in the principal financial center for that currency.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as financing or capitalized leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided that any obligations of any Loan Party or Subsidiary thereof either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the Consolidated balance sheet of Parent as financing or capital lease obligations and (ii) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement not be treated as financing or capital lease obligations or Debt.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $ 1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis; (b) the Parent shall cease to be the sole general partner of the KREST Borrower or shall cease, for any reason, to Control the KREST Borrower; or (c) KKR Registered Advisor LLC or an Affiliate thereof shall cease to be the investment advisor of ~~the Parent and the~~any Borrower or cease to be an Affiliate of Kohlberg Kravis Roberts & Co L.P.

“Closing Date” means December 17, 2021.

“Commitment Amount” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment Amount” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Commitment Amount”, as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.15 at or prior to such time.

“Commitment Amount Increase” has the meaning specified in Section 2.15(a).

“Commitment Amount Increase Date” has the meaning specified in Section 2.15(b).

“Commitment Fee Rate” means, to the extent in effect as calculated on a daily basis, for any applicable period, 0.35% per annum.

“Committed Extension Option” has the meaning specified in Section 2.14(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Competitor” means (i) any competitor of any Loan Party, Kohlberg Kravis Roberts & Co L.P. or any Affiliate of any of the foregoing that is primarily engaged in the business of owning or operating commercial real estate in the ordinary course or (ii) any REIT (other than (x) a REIT that invests primarily in mortgages and (y) which is not the Parent or a subsidiary thereof); provided that for purposes of clause (i) above, Affiliates of such competitors that are regularly engaged in the business of commercial real estate lending, including Affiliates of such competitors whose investment guidelines permit investments in debt securities, shall not be “Competitors.”

“Connection Income Taxes “ means Other Connection Taxes imposed on or measured by net income (however denominated) or franchise Taxes or branch profits Taxes.

“Consent Request Date” has the meaning specified in Section 10.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation and without duplication (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, or (b) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. For the avoidance of doubt, (i) agreements relating to the acquisition of assets by Subsidiaries in the ordinary course of business and (ii) Customary Carve-out Agreements in respect of which no judgment or court order for the payment of money with respect thereto shall have been rendered against any Loan Party, and/or customary indemnities given in connection with a purchase, sale or financing of an asset (other than such obligations with respect to Debt) shall not constitute Contingent Obligations.

“Control” (including the terms “controlling” and “controlled by”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract, by board or partnership membership, or otherwise (it being acknowledged that a Person shall not be deemed to lack Control of another Person even though certain decisions may be subject to “major decision” consent or approval rights of limited partners, shareholders or non-managing members, or representative body or advisory bodies of the foregoing, as applicable).

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.08(d).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cured Default” has the meaning specified in Section 1.02(b).

“Customary Carve-Out Agreement” has the meaning specified in the definition of “Non-Recourse Debt”.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt “ of any Person means, without duplication, for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests (other than (i) Preferred Interests that do not constitute Disqualified Equity Interests and (ii) common Equity Interests in the Parent or any Subsidiary thereof that such Person has the right, in its sole discretion, to redeem in exchange for common Equity Interests of an equivalent value in such Person and not for cash), (h) all Swap Obligations of such Person, (i) all Contingent Obligations of such Person, and (j) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed. The Debt of any Person shall include the Debt of any other entity (including any Joint Venture in which such Person has an interest) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity. In the case of a Joint Venture, “Debt” shall be limited to the JV Pro Rata Share of Debt for each Joint Venture.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” has the meaning specified in Section 2.06(b).

“Defaulting Lender “ means, subject to Section 2.16(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make (w) an Advance, (x) a payment to any Issuing Bank in respect of a Letter of Credit Advance or (y) any other payment, in each case when due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice), (ii) any Lender that has notified the Administrative Agent, the Borrowers or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrowers, failed to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower~~’~~s’ receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.16(c)) upon notification of such determination by the Administrative Agent to the Borrowers, each Issuing Bank and the Lenders.

“Departing Lender” has the meaning specified in Section 2.17.

“Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, (b) is redeemable in cash at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Termination Date.

“Dollar Equivalent “ means, at any time on any date of determination: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency.

“Dollars” and the “$” each means lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of ~~the~~any Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action “ means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement in each case of any Governmental Authority and relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance having the force and effect of law relating to pollution or protection of the environment, human health or safety with respect to exposure to Hazardous Materials, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Single Employer Plan of a non-exempt Prohibited Transaction; (c) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (d) the failure of any Loan Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the application for a minimum funding waiver with respect to a Plan; (g) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (h) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (j) a withdrawal from a Multiemployer Plan that results in or reasonably would be expected to result in Withdrawal Liability to a Loan Party or any ERISA Affiliate or a withdrawal from a Multiple Employer Plan that results in or reasonably would be expected to result in material liability to a Loan Party; (k) the occurrence of an act or omission with respect to a Single Employer Plan which would reasonably be expected to give rise to the imposition on any Loan Party or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA; (p) the assertion of a material claim (other than routine claims for benefits) against any Single Employer Plan or the assets thereof, or against any Loan Party or any ERISA Affiliate in connection with any Single Employer Plan; or (q) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Single Employer Plan.

“Erroneous Payment Recipient” has the meaning specified in Section 9.11(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of

Thomson Reuters as of 11:00 a.m. Brussels time two Business days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers ~~Representative~~. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro “ means the single currency of participating European Union countries introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” means an Advance made hereunder with respect to which the interest rate is calculated by reference to the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period: (a) denominated in Australian Dollars, the AUD Screen Rate with tenor equal to such Interest Period; (b) denominated in Euros, the EURIBOR Screen Rate with tenor equal to such Interest Period; and (c) denominated in Japanese Yen, the TIBOR Screen Rate; in each case if the AUD Screen Rate, the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, if the applicable rate described above is less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means any Subsidiary of ~~the~~any Borrower or a Guarantor that (a) directly owns real estate or is a special purpose entity created in connection with or in anticipation of entering into asset-level mortgage financing or asset-level mezzanine financing, (b) is a passive holding company that is the direct parent of an entity in clause (a), (c) is a Joint Venture, (d) is a Person that constitutes an investment held by any Loan Party in the ordinary course of business, (e) any Person that is not, under GAAP, Consolidated on the financial statements of ~~the~~a Borrower, (f) any Foreign Subsidiary or (g) any entity that is not a Wholly-Owned Subsidiary.

“Excluded Taxes “ means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment Amount pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment Amount (other than pursuant to an assignment request by ~~the~~a Borrower under Section 2.10(j), Section 2.17 or Section 10.01(b)) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(f) and Section 2.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means Debt for Borrowed Money of each Loan Party and its Subsidiaries outstanding immediately before the Closing Date.

“Extension Option” means a Committed Extension Option or Voluntary Extension Option.

“Facility” means the revolving credit facility evidenced by the Loan Documents.

“Facility Exposure” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Advances plus (b) the amount equal to the Available LC Amount under all outstanding Letters of Credit less (but not less than any amount that would cause such calculation to be less than zero) all amounts then on deposit as cash collateral.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation or application thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Fee Letter” means any separate letter agreement executed and delivered by ~~the~~a Borrower and to which the Administrative Agent or the Arranger is a party, as the same may be amended, restated or replaced from time to time.

“First Amendment” means the First Amendment to the Credit Agreement, dated as of the First Amendment Effective Date.

“First Amendment Effective Date” means December 12, 2022.

“Fiscal Year “ means a fiscal year of Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender Party” has the meaning specified in Section 2.10(g)(ii).

“Foreign Subsidiary” shall mean each Subsidiary of ~~the~~a Borrower that is not a Domestic Subsidiary.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03(a).

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guaranteed Swap Obligations” means Swap Obligations of ~~the~~any Borrower and any other Loan Party arising under any Swap Agreement that, that, at the time of its execution, was entered into with a Lender, the Arranger or an Affiliate of a Lender or the Arranger.

“Guarantor Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guarantor Supplements required to be delivered pursuant to Section 7.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, lead-based paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant (or words of similar meaning) under any Environmental Law.

“IC Act” has the meaning specified in Section 4.01(k).

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.

“Incorporated Covenant” has the meaning specified in Section 10.01(e).

“Increase Date” has the meaning specified in Section 2.15(a).

“Increasing Lender” has the meaning specified in Section 2.15(b).

“Indemnified Costs” has the meaning specified in Section 9.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution “ means (a) natural persons, (b) each Defaulting Lender, (c) the Loan Parties and each of their respective Affiliates and (d) each Competitor.

“Information” has the meaning specified in Section 10.12(a).

“Initial Default” has the meaning specified in Section 1.02(b).

“Initial Lender” means the entity listed on the signature pages hereof as the initial lender.

“Insolvency Event” means, with respect to any Person, such Person shall generally not pay its debts as such debts become due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such Person shall acquiesce to such proceeding or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

“Interest Period” means, with respect to any Benchmark Advance, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (a) with respect to any Benchmark Advance denominated in Dollars or Sterling, one (1) month thereafter and (b) with respect to any Benchmark Advance in any Alternative Currency, one (1), three (3) or six (6) months thereafter, or such shorter periods as may be agreed to by the Administrative Agent, in each case as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Termination Date and (iv) each such Interest Period shall be available from each Lender. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. In the event that the requesting Borrower does not specify an Interest Period in connection with any Advance, such Borrower shall be deemed to have elected an Interest Period of one (1) calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate, the AUD Screen Rate or the EURIBOR Screen Rate, as applicable) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate, the AUD Screen Rate or the EURIBOR Screen Rate, as applicable (for the longest period for which the TIBOR Screen Rate, the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the TIBOR Screen Rate, the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, for the shortest period (for which that TIBOR Screen Rate, the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, if the Interpolated Rate, determined as set forth above, shall be less than the Floor, such rate shall be deemed to be the Floor for all purposes of this Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Lender, in its capacity as an issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.18(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of adequate creditworthiness of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrowers, the Administrative Agent and any Lender may agree that any Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Japanese Yen” means the lawful currency of Japan.

“Joint Venture” means, with respect to any Loan Party, any investment by such Loan Party in a joint venture or other investment vehicle in the form of a capital investment, loan or other commitment in or to such joint venture or other investment vehicle pursuant to which such Loan Party may be required to provide contributions, investments, or financing to such joint venture or other investment vehicle and which investment the Borrowers ~~has~~have designated as a “Joint Venture”.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture directly held by the Parent and any of its Wholly-Owned Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“KYC Compliant” means any Person who has satisfied all reasonable requests for information from the Lenders pursuant to “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any Beneficial Ownership Certification or other information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Issuing Bank Exposure” means, at any time with respect to a given Issuing Bank, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit issued by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“LC Sublimit” means has the meaning specified in Section 2.18(b).

“Lender Insolvency Event” means that, other than in connection with an Undisclosed Administration, (a) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) such Lender or its Parent Company has become the subject of a Bail-In Action. Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means the Initial Lender, each Acceding Lender that shall become a party hereto pursuant to Section 2.15 and each Person that shall become a Lender hereunder pursuant to Section 10.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement or a commercial or trade letter of credit, if agreed to by any Issuing Bank in its sole discretion. The foregoing shall not constitute a commitment by any Issuing Bank to issue any commercial or trade letter of credit.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(b).

“Letter of Credit Report” means a report of outstanding Letters of Credit and information related thereto in form set forth as Exhibit H attached hereto.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, the lien or assessment relating to any property assessed clean energy loan and any easement, right of way or other encumbrance on title to Real Property. For the avoidance of doubt, in the case of investments, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof, drag along, tag along or other similar or customary rights or obligations with respect to investments pursuant to the underlying documentation of such investment (including, but not limited to, any encumbrance or restriction with respect to capital stock of any Joint Venture) shall not be deemed to be a “Lien”.

“Limited Condition Transaction” means a permitted acquisition or other investment, irrevocable debt repurchase or repayment or Restricted Payment (including with respect to any Debt contemplated or incurred under the Facility) whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Guarantor Supplement ~~and~~, (e) each Borrower Joinder, and (f) each other document or instrument (including, without limitation, any supplement or joinder thereto) now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case, as amended.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan to Value Ratio” means, as of any date as determined by the Borrowers in good faith, the ratio (expressed as a percentage) of (a) the aggregate amount of Debt for Borrowed Money of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries outstanding as of such date (provided that the amount of any Non-Recourse Debt shall be the lesser of the aggregate principal amount of such Debt and the fair market value of the assets securing such Non-Recourse Debt) excluding any Debt incurred in connection with funding a refundable deposit in advance of the closing of an investment plus for each unconsolidated Subsidiary of the Borrowers, an amount equal to the product of (i) the fair market value of the relevant Borrower’s interest in such unconsolidated Subsidiary and (ii) the Adjusted Subsidiary Loan to Value Ratio (as defined below) for such Subsidiary minus (1) the amount of Unrestricted Cash of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries as of such date and (2) the amount of Restricted Cash of the Parent, the Borrowers and their respective Consolidated Subsidiaries which represent credits of a seller for paid rents of Real Property and to cover the cost of ongoing tenant improvements, in each case to the extent such Restricted Cash is reserved for such purposes on the relevant Borrower’s Consolidated balance sheet to (b) the total assets of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries (the value of investments, plus cash or other assets, including interest and distributions accrued but not yet received) as calculated in manner consistent with GAAP at such date.

“LTV Prepayment Cap” has the meaning specified in Section 2.05(b)(ii).

“Management Fees” means with respect to any Person, all fees and income earned by such Person for the applicable period in connection with the management, development, and operations of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.

“Mandatory Prepayment Event” has the meaning specified in Section 2.05(b)(ii).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Loan Parties and their Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Documents to which they are a party.

“Material Debt” means, with respect to any Loan Party or Material Defaulted Subsidiary, Debt of such Loan Party (inclusive, in each instance, of any Debt of any Subsidiary of such Person that is guaranteed by any Loan Party or Material Defaulted Subsidiary thereof (other than Non-Recourse Debt or pursuant to a Customary Carve-out Agreement so long as no judgment or court order for the payment of money with respect thereto shall have been rendered against any Loan Party or Material Defaulted Subsidiary thereof, it being understood that in the event such a judgment or court order is so rendered, only the amount required to be paid thereunder shall constitute Recourse Debt) but exclusive of any other Debt of any Subsidiary of such Person) that is outstanding in a principal amount in excess of $20,000,000, (a) whether or not the primary obligation of any Loan Party or such Material Defaulted Subsidiary, (b) whether the subject of one or more separate debt instruments or agreements and (c) exclusive of Debt outstanding under this Agreement. For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Defaulted Subsidiary” means any Subsidiary that has caused a Default that has occurred and is continuing, taken together with all other Subsidiaries that have caused Defaults that have occurred and are continuing, that accounts, over a consecutive six-month period commencing with the first Default, for 20% or more of the maximum cumulative Net Asset Value of the Borrowers ~~and the Parent~~ (without duplication) over such six-month period.

“Material Litigation” has the meaning specified in Section 3.01(g).

“Maximum LTV” means, with respect to the Loan to Value Ratio, 75%.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Asset Value” means, as of any date of determination, the “Net Asset Value” as determined by the Borrowers ~~or the Parent, as applicable~~, in good faith in accordance with the methodology used to calculate Net Asset Value as specified in the Prospectus as in effect on the Closing Date or as modified in a manner not materially adverse to the interests of the Lenders (or, if the Lenders shall reasonably determine that such modification is materially adverse to the interests of the Lenders, the methodology used to calculate Net Asset Value as specified in the Prospectus in effect immediately prior to such modification) and, in any event, not more than the value, set forth in the Prospectus as of such date of determination (or, if not set forth in the most recently available Prospectus as of such date, as set forth in a compliance certificate of a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent). In the case of a Joint Venture, “Net Asset Value” attributable to such Joint Venture shall be limited to the JV Pro Rata Share of Net Asset Value for such Joint Venture.

“Non-Consenting Lender” has the meaning specified in Section 10.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Recourse Debt” means, with respect to any Person, Debt for Borrowed Money (or guarantees of obligations in respect thereof) of such Person with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of Real Property and any related assets encumbered by a Lien securing such Debt for Borrowed Money (or to the general credit of such Person provided that such Person’s assets consist solely of those encumbered by such Lien) and/or (b) the general credit of the immediate parent entity of such Person, provided that such parent entity’s assets consist solely of Equity Interests in such Person; it being understood that the instruments governing such Debt described in clause (a) or (b) may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to such Person and/or one or more direct or indirect parents of such person (whether or not guaranteed by one or more Affiliates of such Person) for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, violation of “special purpose entity” covenants, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate; provided further that in the event any claim is made with respect thereto, the portion of such Debt in an amount equal to the amount of such claim shall no longer constitute “Non-Recourse Debt” for the period that such portion is subject to such claim.

“Note” means a promissory note of ~~the~~any Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the Obligations.

“Notice of Borrowing” has the meaning specified in Section 2.02(b).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents and Letters of Credit include (a) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 4.01(x).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed any Obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or pledged or assigned or granted an interest in any Advance or Loan Document).

“Other Recourse Indebtedness” has the meaning specified in Section 10.01(e).

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recordation, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17 or 10.01(b)).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 10.07(f).

“Participant Register” has the meaning specified in Section 10.07(f).

“Partnership Agreement” means the Limited Partnership Agreement of the KREST Borrower, dated as of June 25, 2020.

“Patriot Act “ means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment” has the meaning specified in Section 9.11(a).

“Payment Notice” has the meaning specified in Section 9.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Debt” means:

(a) the Obligations;

(b) Unsecured Debt (other than Advisor Debt) that is pari passu or junior in right of payment with the Obligations; provided that the aggregate amount of all such Unsecured Debt shall not exceed $25,000,000 (calculated exclusive of the Advances drawn hereunder);

(c) Recourse Debt that is pari passu or junior in right of payment with the Obligations; provided that the aggregate amount of all such Recourse Debt shall not exceed ten percent (10%) of Net Asset Value at the time such Recourse Debt is incurred (calculated exclusive of the Advances drawn hereunder);

(d) Non-Recourse Debt and guarantees of Non-Recourse Debt;

(e) other Secured Debt consisting of Debt for Borrowed Money (a) consisting of repurchase facilities of the Borrowers and ~~its~~their Subsidiaries, (b) ordinary course guaranties secured by pledges of a Subsidiary’s equity interests solely in favor of a party providing financing to the same Subsidiary for the purpose of making investments consistent with the Borrower~~’~~s’ investment strategies; and (c) other customary de minimis and operational carveouts;

(f) Advisor Debt that is subject at all times to an Advisor Debt Subordination Agreement and subordinated to the Obligations; and

(g) Debt under any Swap Agreements not for speculative purposes;

provided that, the terms “Unsecured Debt”, “Recourse Debt” and “Secured Debt for Borrowed Money” shall not include any guarantees of any Non-Recourse Debt and any Non-Recourse Debt (unless there is a judgment or court order for the payment of money with respect thereto in which case only the amount required to be paid thereunder shall constitute Recourse Debt).

“Permitted Liens” means: (a) Liens (i) for taxes, assessments and governmental charges or levies not yet delinquent or which (x) are subject to a Good Faith Contest, or (y) relating to Excluded Subsidiaries and that would not reasonably be expected to have a Material Adverse Effect, and (ii) carriers’, warehousemen’s, mechanics’, materialmens’ or similar Liens in each case which could not reasonably be anticipated to result in a Material Adverse Effect; (b) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (c) easements, zoning restrictions, rights-of-way and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that the violation of which could not reasonably be anticipated to result in a Material Adverse Effect; (d) leases, PILOT agreements, TIF agreements and/or other similar matters affecting Real Property assets of Subsidiaries the violation of which could not reasonably be anticipated to result in a Material Adverse Effect; (e) deposits to secure trade contracts (other than for Debt), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) Liens that secure Permitted Debt (to the extent permitted to be secured), (g) Liens on the Equity Interests of any Excluded Subsidiary in furtherance of the Borrower~~’~~s’ investment strategies, (h) precautionary Liens, and filings of financing statements under the UCC, covering assets purported to be sold or contributed to any Person not prohibited hereunder, (i) property management agreements or franchise agreements, (j) equipment leases, vehicle leases or other similar instruments entered into with respect to personal property; (k) Liens deemed to exist in connection with investments in repurchase agreements to the extent not prohibited under this Agreement, (l) Liens (x) on earnest money deposits in connection with purchases and sales of properties, (y) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to this Agreement, or (z) consisting of an agreement to dispose of any property; (m) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(g); (n) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrowers and/or title exceptions as the Administrative Agent has approved in writing; (o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; or (p) any other Liens approved by Administrative Agent in writing.

“Person “ means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Defaulting Lender “ means, at any time, (a) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (b) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the Administrative Agent or the Borrowers in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (c) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.16(c)) upon notification of such determination by the Administrative Agent to the Borrowers and the Lenders.

“Preferred Interests “ means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prohibited Transaction” means, a “prohibited transaction” as defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code.

“Proposed Increased Commitment Amount” has the meaning specified in Section 2.15(b).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the aggregate amount of such Lender’s Commitment Amount at such time (or, if the Commitment Amounts shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Commitment Amount as in effect immediately prior to such termination) and the denominator of which is the Facility Exposure at such time (or, if the Commitment Amounts shall have been terminated pursuant to Section 2.04 or 6.01, the Facility Exposure as in effect immediately prior to such termination).

“Prospectus” means the prospectus of KKR Real Estate Select Trust Inc. dated May 18, 2021, as the same has been and maybe modified, amended and/or supplemented from time to time.

“Purchasing Lender” has the meaning specified in Section 2.15(e).

“Quarterly Payment Date” means the last day of every calendar quarter occurring during the term of the Facility.

“Real Property” means all right, title and interest of ~~the~~any Borrower and each of its Subsidiaries in and to any land and any improvements and fixtures located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Recourse Debt” means, as of any date of determination with respect to any Person, Debt for which such Person has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no judgment or court order for the payment of money with respect thereto shall have been rendered against any such Person (it being understood that in the event such a judgment or court order is so rendered, only the amount required to be paid thereunder shall constitute Recourse Debt); provided further that, the term “Recourse Debt” shall not include any Advisor Debt.

“Refinancing Debt” means, with respect to any Debt for Borrowed Money, any Debt for Borrowed Money extending the maturity of, or refunding or refinancing, in whole or in part, such Debt for Borrowed Money.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is or elects to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Persons and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Required Delivery Date” has the meaning specified in Section 5.01(m)(i).

“Required Lenders” means, subject to Section 10.01(d), at any time, (a) Lenders owed or holding greater than 50% of the aggregate principal amount of the Advances outstanding at such time or (b) if no Advances are outstanding at such time, Lenders holding greater than 50% of the aggregate Unused Commitment Amounts at such time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Cash” means, with respect to a Person, cash and Cash Equivalents of such Person solely to the extent (a) held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty or otherwise subject to a pledge, Lien or control agreement (excluding (i) blanket liens permitted under or granted in accordance with underlying collateral documentation in respect of which such lien on cash and Cash Equivalents is not validly perfected and (ii) statutory liens in favor of any depositary bank where such cash and Cash Equivalents are maintained) or (b) held by an entity other than such Person as deposits, security or reserves for contractual or other obligations.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in any Loan Party or Subsidiary thereof.

“Restricted Subsidiary” means any Subsidiary of ~~the~~a Borrower or a Guarantor that is not an Excluded Subsidiary.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Advances and its LC Exposure at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial Inc., and any successor thereto.

“Sanctioned Country” has the meaning specified in Section 4.01(x).

“Sanctioned Person” has the meaning specified in Section 4.01(x).

“Sanctions” has the meaning specified in Section 4.01(x).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Debt” means Debt which is secured by any Lien on the assets of the Parent or any of its Subsidiaries, without regard to whether such Debt is recourse.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Selling Lender” has the meaning specified in Section 2.15(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator and published by the SOFR Administrator on the SOFR Administrator Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowings” means an Advance made hereunder with respect to which the interest rate is calculated by reference to SOFR.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a Consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person and its Subsidiaries, on a Consolidated basis, as such liabilities become absolute and matured, (b) the present fair salable value of the property of such Person, and its Subsidiaries, on a Consolidated basis, is greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a Consolidated basis, on its debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a Consolidated basis, are able to pay such debts and liabilities as they become absolute and mature and (d) such Person and its Subsidiaries, on a Consolidated basis, are not engaged in business or a transaction for which they have unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount, if any, that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the website of the SONIA Administrator, currently at http://www.bankofengland.co.uk (or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time) on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Credit Facility” has the meaning specified in Section 10.01(e).

“Specified Event of Default” means an Event of Default pursuant to Section 6.01(a) or (f).

“Specified Excluded Subsidiary” means each Excluded Subsidiary that provides a guaranty of Debt for Borrowed Money to any third party, unless such guaranty is related to any Debt for Borrowed Money for (a) asset-level mortgage or other financing or (b) asset-level mezzanine or other financing of such Excluded Subsidiary or a Subsidiary of such Excluded Subsidiary, in either case, in furtherance of the Borrower~~’~~s’ investment strategies.

“Specified Representations” shall mean the representations and warranties set forth in Sections 4.01(a), (c), (j), (k), (u), (x) and (z).

“Spot Rate” means on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth on such day at approximately 11:00 a.m. on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as the Administrative Agent may determine, in its reasonable discretion; provided, that if no such Spot Rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate, in the exercise of its commercially reasonable discretion, to determine such rate, and such determination shall be conclusive absent manifest error.

“Sterling” means lawful currency of the United Kingdom.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an investment held by any Loan Party in the ordinary course of business and that is not, under GAAP (as in effect on the Effective Date), Consolidated on the financial statements of the Parent and its Subsidiaries.

“Subsidiary Loan to Value Ratio” means, as of any date as determined by the Borrowers in good faith, the ratio (expressed as a percentage) of (a) the aggregate amount of Debt for Borrowed Money of any Subsidiary of the Borrowers and ~~its~~their Subsidiaries outstanding as of such date (provided that the amount of any Non-Recourse Debt shall be the lesser of the aggregate principal amount of such Debt and the fair market value of the assets securing such Non-Recourse Debt) excluding any Debt incurred in connection with funding a refundable deposit in advance of the closing of an investment minus (1) the amount of Unrestricted Cash of such Subsidiaries as set forth in the most recently available financial statements, or, to the extent available to the Borrowers, as of any later date and (2) the amount of Restricted Cash of such

Subsidiaries which represent credits of a seller for paid rents of Real Property and to cover the cost of ongoing tenant improvements, in each case to the extent such Restricted Cash is reserved for such purposes on such Subsidiary’s balance sheet to (b) the total assets of such Subsidiary (the value of investments, plus cash or other assets, including interest and distributions accrued but not yet received) (measured using the fair market value calculated in accordance with the Borrower~~’~~s ’ valuation policy (which may not be modified in a way materially adverse to the interests of the Lenders)).

“Swap” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, hedging agreements or arrangements, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR “ means, with respect to any Interest Period, the forward-looking term rate based on SOFR for a tenor comparable to the applicable Interest Period on the day (such day, the “Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Determination Day Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be Term SOFR for such tenor published by the Term SOFR Administrator on the Business Day first preceding such Determination Day so long as such Business Day is not more than three (3) Business Days prior to such Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Termination Date” means the earlier of (a) December 15, 2023, subject to the extension thereof pursuant to Section 2.14, and (b) the date of termination in whole of the Commitment Amounts pursuant to Section 2.04 or 6.01.

“TIBOR Screen Rate” shall mean a rate per annum equal to the Tokyo interbank offered rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of that rate) for deposits in Yen for the applicable period, as displayed on the Reuters screen page that displays such rate (currently DTIBOR0) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the TIBO Screen Rate, determined as provided above, would be less than zero, then the TIBO Screen Rate shall be deemed to be zero for all purposes of this Agreement.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Benchmark.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unadjusted Loan to Value Ratio” means, as of any date as determined by the Borrowers in good faith, the ratio (expressed as a percentage) of (a) the aggregate amount of Debt for Borrowed Money of the Parent, the Borrowers and their respective Consolidated Subsidiaries outstanding as of such date minus (1) the amount of Unrestricted Cash of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries as of such date and (2) the amount of Restricted Cash of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries which represent credits of a seller for paid rents of Real Property and to cover the cost of ongoing tenant improvements, in each case to the extent such Restricted Cash is reserved for such purposes on the KREST Borrower’s Consolidated balance sheet to (b) the total assets of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries (the value of investments, plus cash or other assets, including interest and distributions accrued but not yet received).

“Unaudited Financials” has the meaning specified in Section 4.01(g).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trust, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means, with respect to a Person, all cash and Cash Equivalents of such Person other than Restricted Cash.

“Unsecured Debt” means, with respect to any Person, all Debt of such Person exclusive of (a) Secured Debt and (b) guarantee obligations in respect of Secured Debt.

“Unused Commitment Amount” means, with respect to any Lender at any date of determination, such Lender’s Commitment Amount at such time minus the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

“Unused Facility Fee” has the meaning specified in Section 2.07(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10(g)(ii)(C).

“Voluntary Extension Option” has the meaning specified in Section 2.14(b).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the Voting Interests, outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) any Loan Party or (b) the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Computation of Time Periods; Other Definitional Provisions.

(a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

(b) With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured or waived (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Responsible Officer of the Parent had knowledge of any such Initial Default.

(c) All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary thereof means the actual knowledge of an Responsible Officer of such Loan Party or such Restricted Subsidiary.

Section 1.03. Accounting Terms.

(a) Except as otherwise specifically provided herein, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

(b) If at any time after the Closing Date there are any changes in accounting principles required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that would result in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, and either the Borrowers or the Required Lenders shall so request, then the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Parent and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made. Such provisions shall be amended in a manner satisfactory to the Borrowers, the Administrative Agent and the Required Lenders. Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.03(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

Section 1.04. Interest Rates; Benchmark Notification. The interest rate on an Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.06 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in ordinary course transactions that, without having the direct intention of doing so, may affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner either beneficial or adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05. Exchange Rates: Currency Equivalents. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day of such transaction or determination (or, to the extent specified herein, including for determining the principal amount of Advances denominated in an Alternate Currency and determining the Commitment Amount) for the applicable Alternative Currency unless otherwise expressly specified herein.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances and Letters of Credit.

(a) Revolving Credit Advances. This Agreement sets forth the terms and conditions upon which each Lender severally agrees to make advances hereunder (each, a “Revolving Credit Advance”) to the Borrowers, subject to the terms and conditions set forth herein (including the satisfaction of each of the conditions set forth in Section 3.02). Each Borrowing hereunder will be made on a Business Day during the period from the Closing Date until the Termination Date. Each Borrowing shall be made in an aggregate amount of not less than $1,000,000, or in integral multiples of $250,000 in excess thereof, and shall consist of Advances made simultaneously by each of the Lenders, ratably according to their Commitment Amounts. The amount of the Advance made by any Lender shall not exceed the Unused Commitment Amount of such Lender at the time that such Advance is made. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and re-borrow Advances.

(b) Letters of Credit. Each Issuing Bank severally, but not jointly, agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) Letters of Credit, for the account of ~~a~~the applicable Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available LC Amount (i) for all Letters of Credit not to exceed at any time the LC Sublimit at such time and (ii) for each such Letter of Credit not to exceed the Unused Commitment Amount of the Lenders at such time.

Section 2.02. Making of Advances.

(a) The Borrowers shall have the right from time to time to request a Borrowing by delivery of a Notice of Borrowing to the Administrative Agent for delivery to the Lenders in accordance with Section 2.02(b).

(b) Prior to receiving any Advance, the requesting Borrower shall have satisfied all requirements of Sections 3.01 (with respect to the initial Borrowing hereunder) and 3.02 (with respect to each Borrowing hereunder). Each Borrowing of Benchmark Advances shall be made upon notice, given not later than 12:00 Noon (New York City time) (x) in the case of Borrowings in Dollars, on the third (3rd) Business Day prior to the date of the proposed Borrowing (or such later time as the Administrative Agent may agree) and (y) in the case of Borrowings in an Alternative Currency, fourth (4th) Business Day prior to the date of the proposed Borrowing (or such later time as the Administrative Agent may agree), by ~~the~~such Borrower to the Administrative Agent, which the Administrative Agent shall give to each Lender prompt notice thereof by e-mail. Each Borrowing of Base Rate Advances shall be made upon notice, given not later than 11:00 a.m. (New York City time) on the date of the proposed Borrowing (or such later time as the Administrative Agent may agree), by ~~the~~such Borrower to the Administrative Agent, which the Administrative Agent shall give to each Lender prompt notice thereof by e-mail. Unless waived by Administrative Agent, each such notice of a Borrowing by ~~the~~such Borrower (a “Notice of Borrowing”) shall be by email and by overnight mail, unless receipt of the email notice is affirmatively confirmed in accordance with the definition of Approved Electronic Communication, in each case in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Borrowing, which shall be a Business Day, (ii) the aggregate amount of the requested Borrowing (which shall not exceed the Available Borrowing Amount) and (iii) supporting calculations demonstrating compliance (after giving effect to the Borrowing requested pursuant thereto) with the criteria set forth in Section 3.02. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment Amount of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Sections 3.01 and 3.02 of this Agreement, the Administrative Agent will make such funds available to the ~~related~~applicable Borrower by crediting the applicable Borrower Account.

(c) Each Notice of Borrowing may be modified or revoked by the applicable Borrower before the respective Borrowing by delivery of written notice to the Administrative Agent at least one (1) Business Day prior to the date of the requested Borrowing; provided, that, without limiting the reimbursement obligations pursuant to Section 10.04, ~~the~~such Borrower shall be responsible for the reasonable out-of-pocket attorneys’ fees and any Breakage Fees actually incurred by the Administrative Agent and each Lender in connection with the modification or revocation of such Notice of Borrowing. The applicable Borrower also shall indemnify each Lender against reasonable out-of-pocket attorneys’ fees and any Breakage Fees actually incurred by such Lender as a result of the failure of ~~the~~such Borrower to borrow the amount requested in such Notice of Borrowing on the date specified for such Borrowing therein as a result of the failure of ~~the~~such Borrower to fulfill the conditions of such Borrowing by such date as specifically set forth in this Agreement.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 Noon (New York City time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and ~~the~~such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to ~~the~~such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of ~~the~~such Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) Each Lender may, at its option, make any Advance available to the applicable Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided, however, that (i) any exercise of such option shall not affect the obligation of ~~the~~such Borrower in accordance with the terms of this Agreement or result in costs to ~~the~~such Borrower in excess of the applicable Interest Rate and (ii) nothing in this Section 2.02(f) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

Section 2.03. Repayment of Advances.

(a) Revolving Credit Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b) Letter of Credit Advances. The Borrowers shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Letter of Credit Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

Section 2.04. Termination or Reduction of the Commitment Amounts. The Borrowers may, upon at least three (3) Business Days’ (and not more than 90 days) prior notice (or such shorter period as may be agreed to by the Administrative Agent) to the Administrative Agent, terminate in whole or reduce in part the Unused Commitment Amounts; provided, however, that each partial reduction of the Unused Commitment Amounts shall (i) be in an aggregate amount of not less than $10,000,000 or in integral multiples of $1,000,000 in excess thereof (unless the Unused Commitment Amount is being reduced to zero and the amount of the Unused Commitment Amount in effect immediately prior to such reduction is less than $10,000,000),

(ii) be made ratably among the Lenders in accordance with their Commitment Amounts, and (iii) not be requested more than one (1) time in any calendar month. Once terminated, a Commitment Amount may not be reinstated.

Section 2.05. Prepayments.

(a) Optional. The Borrowers may, upon at least three (3) Business Days’ prior notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent) stating the proposed date and aggregate principal amount of the prepayment, prepay all or a portion of the outstanding aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued and unpaid interest thereon to the date of such prepayment; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of at least $2,500,000 or an integral multiple of $500,000 in excess thereof and (ii) if any prepayment is made on a date other than on the last day of an Interest Period, the Borrowers shall also pay the amounts owing pursuant to Section 10.04(c), if any. Any notice of prepayment delivered by the Borrowers hereunder may be modified or revoked upon delivery of written notice to the Administrative Agent prior to the prepayment being made; provided that, the Borrowers shall use commercially reasonable efforts to deliver such written notice at least one (1) Business Day prior to the date of the requested prepayment; provided, further, the Borrowers shall be responsible for the out-of-pocket costs and expenses actually incurred by the Administrative Agent and each Lender in connection with any revocation of such notice of prepayment, including reasonable out of pocket attorneys’ fees and any actual Breakage Fees resulting therefrom. Any amounts repaid may be re-borrowed in accordance with the terms and conditions of this Agreement.

(b) Mandatory. (i) If on any Business Day the Facility Exposure as of such date exceeds the Aggregate Commitment Amount as of such date, then the Borrowers shall, not later than the next succeeding Business Day after notice, prepay an aggregate principal amount of Revolving Credit Advances comprising part of one or more Borrowings in whole or ratably in part, to cause the Facility Exposure not to exceed the Aggregate Commitment Amount. If any such prepayment is made on a date other than the last day of an Interest Period, the Borrowers shall also pay any amounts owing pursuant to Section 10.04(c).

(ii) In the event the Loan to Value Ratio for each day during any full fiscal quarter for which a compliance certificate is required to be delivered pursuant to Section 5.03(d) is greater than the Maximum LTV (a “Mandatory Prepayment Event”), then, following written notice from the Administrative Agent, the Borrowers shall make a prepayment of Revolving Credit Advances comprising part of one or more Borrowings in whole or ratably in part on the last Business Day of each full fiscal quarter ending after the occurrence of such Mandatory Prepayment Event (commencing with the next succeeding fiscal quarter after the occurrence of such Mandatory Prepayment Event unless such Mandatory Prepayment Event shall no longer be continuing on any day during the course of the fiscal quarter following the occurrence of such Mandatory Prepayment Event) in an aggregate amount equal to the least of (x) the amount necessary as of such date to cause the Loan to Value Ratio to no longer exceed the Maximum LTV, (y) all Obligations under the Facility outstanding as of such date and (z) an amount equal to twenty-five percent (25.0%) of the total Commitment Amounts as of such date (the “LTV Prepayment Cap”), which amount shall be payable ratably on or before the last Business Day of the succeeding four fiscal quarters after such amount becomes due (for the avoidance of doubt, in an amount each quarter equal to 0.25 multiplied by the LTV Prepayment Cap) or, if sooner, until such time as the Loan to Value Ratio no longer exceeds the Maximum LTV. For the avoidance of doubt, (A) a Mandatory Prepayment Event that occurs hereunder shall be deemed to be continuing until the earlier of (1) the LTV Prepayment Cap is paid in full or (2) such time as the Loan to Value Ratio no longer exceeds the Maximum LTV and (B) any such amount prepaid hereunder during a Mandatory Prepayment Event may not be re-borrowed hereunder until the Loan to Value Ratio no longer exceeds the Maximum LTV. Notwithstanding the foregoing, from and after the occurrence of a Mandatory Prepayment Event until the date on which the Loan to Value Ratio no longer exceeds the Maximum LTV, no Loan Party shall incur or make any optional prepayment on any Advisor Debt or Recourse Debt of such Loan Party.

Section 2.06. Interest.

(a) Scheduled Interest. Each Advance made hereunder shall be a Benchmark Advance or a Base Rate Advance as the Borrowers may request in accordance with the terms of this Agreement. In the event that a Benchmark Advance is Converted to a Base Rate Advance, it may be Converted to a Benchmark Advance in accordance with the terms of this Agreement. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum:

(i) Benchmark Advances. During such periods as such Advance is a Benchmark Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Benchmark for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Benchmark Advances in effect on the first day of such Interest Period, payable in arrears on each Quarterly Payment Date or, in the case of Benchmark Advances denominated in Dollars and Sterling, on the last Business Day of the Interest Period thereof and on the date such Benchmark Advance shall be Converted or paid in full.

(ii) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears each Quarterly Payment Date and on the date such Base Rate Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) (with respect to principal, interest or recurring fees) or Section 6.01(f), following receipt by the Borrowers of written notice from Lenders comprising the Required Lenders, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum (the “Default Rate”) equal at all times to 2.0% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, pursuant to clause (a)(ii) above.

(c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(b), the Administrative Agent shall give notice to the Borrowers and each Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

(d) Benchmark Replacement Setting.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.06.

(e) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (other than as provided in the definition of Benchmark Replacement Conforming Changes).

(f) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.06(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, or any Lender (or group of Lenders) pursuant to this Section 2.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.06. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.06(f) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes.

(g) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h) Benchmark Unavailability Period. Upon ~~the~~a Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, ~~the~~such Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Borrowings or Eurocurrency Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) in the case of any request for an affected SOFR Borrowing, then (A) ~~the~~such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Base Rate Advance and (B) any outstanding affected SOFR Borrowings will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period and (ii) in the case of any request for any affected Eurocurrency Borrowing in an Alternative Currency, then (A) such request shall be ineffective and (B) any outstanding affected Eurocurrency Borrowings will be deemed to have been converted into Base Rate Advances immediately or at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.07. Fees.

(a) The Borrowers agree~~s~~ to pay to the Administrative Agent, for the account of each Lender, a non-refundable unused facility fee (the “Unused Facility Fee”), computed at the Commitment Fee Rate, on the actual daily amount of the Unused Commitment Amount of such Lender during the period for which payment is required to be made, which Unused Facility Fee shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date, and on the date the Commitment Amounts terminate.

(b) During such time as any LC Exposure exists, the Borrowers agree~~s~~ to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Benchmark Advance on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment Amount terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, solely for its own account, a fronting fee equal to one-eighth of one percent (0.125%) per annum multiplied by the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment Amount terminates and the date on which such Lender ceases to have any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue interest through and including the last day of each calendar month and shall be payable monthly in arrears on the first Business Day after the last day of each calendar month, commencing on the first such date to occur after the Closing Date on which LC Exposure exists; provided that all such fees shall be payable on the date on which the Commitment Amounts terminate and any such fees accruing after the date on which the Commitment Amounts terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty-five (365) days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers jointly and severally shall pay to the Arranger and the Administrative Agent, as applicable, for such party’s own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrowers and the Arranger or the Administrative Agent.

Section 2.08. Increased Costs, Etc.

(a) If after the date hereof, due to either (i) the introduction or adoption of or any change in or in the interpretation or application of any law, rule, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.08(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or any Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s participation as a Lender hereunder and other involvement of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to such Lender’s participation as a Lender hereunder. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, in each case regardless of the date enacted, adopted, implemented or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, or the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel Supervision known as Basel III and regardless of the date enacted, adopted, implemented or issued, shall be deemed an introduction or change of the type referred to in Section 2.08(a) and this Section 2.08(b), to the extent the applicable Lender imposes such costs or charges under other similar credit facilities used to finance assets that are similar to the assets of the ~~Parent, the~~ Borrowers and their respective Consolidated Subsidiaries.

(c) Reserved.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or application of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make Benchmark Advances or to continue to fund or maintain Benchmark Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Benchmark Advance will automatically, upon such demand, convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Benchmark Advances shall be suspended and all Advances shall be made as Base Rate Advances until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist (including, for the avoidance of doubt, the occurrence of a Benchmark Replacement Date); provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender to continue to perform its obligations to make Benchmark Advances or to continue to fund or maintain Benchmark Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.09. Payments and Computations.

(a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.11 and without prejudice to the Borrower~~’~~s’ right in respect of any Defaulting Lender), not later than 12:00 Noon (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Amount Increase pursuant to Section 2.15 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Reserved.

(c) All computations of interest based on the Benchmark shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Base Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers ~~has~~have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date;

(ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 10.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.08 and 2.10 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;

(iv) reserved;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrowers under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.06(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lenders under Section 2.06(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vii) seventh, to the payment of any other accrued and unpaid interest comprising Obligations of the Loan Parties owing under or in respect of the Loan Documents, and periodic payments due with respect to Guaranteed Swap Obligations, in each case to the extent due and payable on such date, ratably based upon the respective aggregate amounts of all such interest owing to the respective obligees thereof on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lenders on such date, and termination payments payable in respect of Guaranteed Swap Obligations, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lenders on such date; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the respective obligees thereof on such date.

Section 2.10. Taxes.

(a) Any and all payments by or on account of any Obligation of any Loan Party or the Administrative Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.09 or the applicable provisions of such other Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of Sections 2.10(a) or 2.10(b), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient, or required to be deducted or withheld from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within ten days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 2.10(d).

(e) As soon as practicable after, but in any case within 30 days after, the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.10, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Lender that is entitled to an exemption from, or reduction of, withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by ~~the~~any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by ~~the~~any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any applicable law or reasonably requested by ~~the~~such Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(g)(i), (ii) and (iv) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Without limiting the generality of Section 2.10(f),

(i) each Lender that is a U.S. Person shall on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrowers with executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) each Lender that is not a U.S. Person (a “Foreign Lender Party”) shall on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrowers with whichever of the following is applicable:

(A) in the case of a Foreign Lender Party claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit F-1 hereto to the effect that such Foreign Lender Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,

(B) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent that the Foreign Lender Party is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender Party is a partnership and one or more direct or indirect partners of such Foreign Lender Party are claiming the portfolio interest exemption, such Foreign Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(v) each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) if such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to such Lender’s legal inability to provide such form or other document or the applicable Lender’s reasonable judgment that such Lender providing such form or other document would cause it to become subject to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, as the case may be, and the Borrowers and the Administrative Agent are promptly notified, in each case, in writing), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.10 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j) Any Lender claiming any additional amounts payable pursuant to this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(k) In the event that an additional payment is made under Section 2.10(a) or (c) for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines in its sole discretion that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender or the Administrative Agent, or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(l) Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitment Amounts and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 2.11. Sharing of Payments, Etc. Subject to the provisions of Section 2.09(f), if any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. ~~The~~Each Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrowers in the amount of such interest or participating interest, as the case may be.

Section 2.12. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and ~~the~~each Borrower agrees that it shall use such proceeds and Letters of Credit) solely for general corporate purposes of ~~the~~such Borrower and its Subsidiaries, including, but not limited to, the funding of acquisitions, investments, capital expenditures, repayment of existing Debt and working capital needs. The Borrowers shall not directly or indirectly use the Letters of Credit or the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such proceeds, in any manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

Section 2.13. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of ~~the~~each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. ~~The~~Each Borrower agrees that upon notice by any Lender to ~~the~~a Borrower (with a copy of such notice to the Administrative Agent) requesting a promissory note in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, ~~the~~such Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, as applicable, payable to the order of such Lender in a principal amount equal to the Commitment Amount of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder. In the event any such Note is issued in replacement in whole or in part of a previously issued Note, such previously issued Notes shall contemporaneously be returned to the applicable Borrower.

(b) The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall, absent manifest error, be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.14. Extension of Termination Date.

(a) Committed Extension Options. The Borrowers shall have one option to extend the initial Termination Date for a period of one year (a “Committed Extension Option”). For so long as the Committed Extension Option remains outstanding, the Borrowers shall have the right to extend the Termination Date then in effect with respect to all or a portion of the Commitment Amounts subject only to the terms and conditions set forth in this Section 2.14. The Borrowers may exercise the Committed Extension Option by delivery of written notice to the Administrative Agent at least 30 days but not more than 60 days prior to the then effective Termination Date. The Administrative Agent shall promptly notify each Lender of the Borrower~~’~~s’ exercise of the Committed Extension Option. In no event shall any Lender be required to extend the Termination Date after no Committed Extension Option remains. The decision to exercise the Committed Extension Option shall be made by the Borrowers in ~~its~~their sole discretion.

(b) Commencing on the first anniversary of the Closing Date and no more frequently than once in each annual period thereafter, the Borrowers shall have the right to request additional one-year extensions (each, a “Voluntary Extension Option”). The Borrowers may request a Voluntary Extension Option by delivery of written notice to the Administrative Agent at least 30 days but not more than 60 days prior to the first anniversary of the Closing Date and each anniversary of the Closing Date thereafter. The Administrative Agent shall promptly notify each Lender of such request and the decision whether to grant the applicable Voluntary Extension Option shall be made by each Lender in its sole discretion. Each Lender shall use commercially reasonable efforts to respond to the Borrower~~’~~s’ request for a Voluntary Extension Option within ten (10) Business Days following receipt of notice of such request. In no event shall any Lender be required to grant a Voluntary Extension Option. Any Voluntary Extension Options shall be in addition to the Committed Extension Option.

(c) As a condition to the exercise of the Committed Extension Option and any Voluntary Extension Option, the Administrative Agent shall have received a written certification of a Responsible Officer of ~~the~~each Borrower, certifying that at the time and immediately after giving effect to such extension (i) no Mandatory Prepayment Event, no Event of Default or, to the knowledge of a Responsible Officer of ~~the~~each Borrower, Default has occurred and is continuing, (ii) with respect to a Voluntary Extension Option, to ~~the~~each Borrower’s knowledge no Material Adverse Effect has occurred and is occurring, (iii) each of the representations and warranties of the Loan Parties contained in the Loan Documents to which it is a party are true and correct in all material respects on and as of such date except to the extent (x) that such representations and warranties relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (y) of changes in factual circumstances permitted under the Facility or (z) that such representations and warranties are qualified by materiality (in which case such representations and warranties shall be true and correct in all respects); and (iv) the Availability Conditions are satisfied.

(d) As a condition to the exercise of the Committed Extension Option, the Borrowers shall have paid an extension fee equal to twenty-five hundredths of one percent (0.25%) of the Commitment Amounts being extended (to the Administrative Agent for the ratable benefit of the applicable Lenders). As a condition to the exercise of any Voluntary Extension Option, the Borrowers shall have paid an extension fee in an amount to be agreed upon by the Borrowers, the Administrative Agent and any Lender.

Section 2.15. Increase in the Aggregate Commitment Amounts.

(a) The Borrowers shall have the right, from time to time, by written notice to the Administrative Agent, request an increase in the aggregate amount of the Commitment Amounts by not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (each such proposed increase, a “Commitment Amount Increase”) to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that:

(i) in no event shall the aggregate amount of the Commitment Amounts at any time exceed $~~250,000,000~~500,000,000 , and

(ii) on the Increase Date (x) after giving pro forma effect to such Commitment Amount Increase and borrowings and the use of proceeds thereof, no Event of Default or, to the knowledge of a Responsible Officer of ~~the~~each Borrower, Default has occurred and is continuing; provided that solely with respect to a Limited Condition Transaction, such determination shall be made on the date that the definitive agreements for such Limited Condition Transaction are entered into; (y) after giving pro forma effect to such Commitment Amount Increase and borrowings and the use of proceeds thereof, the Loan Parties are in compliance with the Availability Conditions; and (z) each of the representations and warranties of the Loan Parties contained in the Loan Documents to which it is a party (or solely with respect to a Limited Condition Transaction, the Specified Representations) are true and correct in all material respects on and as of such date except to the extent (x) that such representations and warranties relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (y) of changes in factual circumstances permitted under the Facility or (z) that such representations and warranties are qualified by materiality (in which case such representations and warranties shall be true and correct in all respects). For the avoidance of doubt, amounts borrowed and repaid in connection with a Limited Condition Transaction may only be reborrowed if the foregoing conditions are met as if such borrowing was not being made in connection with a Limited Condition Transaction. Amounts borrowed in connection with a Limited Condition Transaction shall be automatically reallocated ratably to all Lenders with respect to their Commitment Amount after giving effect to such Commitment Increase Amount (i) on the same date as any Advance made in connection with such Limited Condition Transaction (the “Incremental Borrowing Date”) or (ii) at such later date, in each case upon satisfaction of the conditions set forth in Section 3.02. ~~The~~Each Borrower shall deliver a certificate of a Responsible Officer notifying the Administrative Agent that as of any Incremental Borrowing Date (x) on or prior to such Incremental Borrowing Date, the conditions set forth in Section 3.02 are satisfied or (y) following such Incremental Borrowing Date, within one (1) Business Day of the satisfaction of the conditions set forth in Section 3.02.

For the avoidance of doubt, no Lender shall have any obligation to agree to increase its Commitment Amount.

(b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrowers for a Commitment Amount Increase, which notice shall include (i) the proposed amount of such requested Commitment Amount Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Amount Increase must commit to an increase in the amount of their respective Commitment Amounts or to establish their Commitment Amounts, as applicable (the “Commitment Amount Increase Date”). Each Lender that is willing to participate in such requested Commitment Amount Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Amount Increase Date of the amount by which it is willing to increase or establish, as applicable, its Commitment Amount (the “Proposed Increased Commitment Amount”). If the Lenders notify the Administrative Agent that they are willing to increase (or establish, as applicable) the amount of their respective Commitment Amounts by an aggregate amount that exceeds the amount of the requested Commitment Amount Increase, the requested Commitment Amount Increase shall be allocated to each Lender willing to participate therein in an amount determined by the Administrative Agent and the Borrowers. In no event, however, shall any Lender be required to participate in a Commitment Amount Increase.

(c) Promptly following each Commitment Amount Increase Date, the Administrative Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Amount Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Amount Increase on any such Commitment Amount Increase Date is less than the requested Commitment Amount Increase, then the Borrowers may extend offers to one or more additional lenders reasonably acceptable to Administrative Agent (an “Additional Lender”) to participate in any portion of the requested Commitment Amount Increase that has not been agreed to by the Lenders as of the applicable Commitment Amount Increase Date; provided, however, the Commitment Amount of each such Additional Lender shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) On each Increase Date, (x) each Additional Lender (other than a Lender) that accepts an offer to participate in a requested Commitment Amount Increase in accordance with Section 2.15(c) (an “Acceding Lender”) shall become a Lender under this Agreement as of such Increase Date and such Acceding Lender’s Commitment Amount shall be governed by the terms and provisions of this Agreement and (y) the Commitment Amount of each Increasing Lender for such requested Commitment Amount Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the penultimate sentence of Section 2.15(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i) an accession agreement from each Acceding Lender, if any, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrowers;

(ii) confirmation from each Increasing Lender of the increase in the amount of its Commitment Amount in a writing reasonably satisfactory to the Borrowers and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and certified as correct by a Responsible Officer of ~~the~~each Borrower;

(iii) payment of any fee separately agreed between or among the Borrowers, such Increasing Lender and the Arranger, as applicable;

(iv) a certificate of a Responsible Officer attaching (A) all corporate or other necessary action taken by the Borrowers to authorize such Commitment Amount Increase and (B) all corporate or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Commitment Amount Increase;

(v) a customary opinion of counsel to the Loan Parties (if reasonably requested by the Administrative Agent) addressed to the Administrative Agent and each of the then existing Lenders; and

(vi) any new or replacement Notes to a requesting Lender.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.15(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrowers, at or before 1:00 P.M. (New York City time), by posting such notice on an Approved Electronic Platform in accordance with Section 10.02(c), of the occurrence of the Commitment Amount Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e) On the Increase Date, to the extent the Advances then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Amount Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Amount Increase) of all Advances then outstanding and owed to all Lenders (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Amount Increase on the Increase Date) of all Advances then outstanding and owed to all Lenders. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office. If in connection with the transactions described in this Section 2.15 any Lender shall incur any losses, costs or expenses of the type described in Section 10.04(c), then the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

Section 2.16. Defaulting Lenders.

(a) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as the Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders (determined after giving effect to Section 10.01) may by notice to the Borrowers and such Person remove such Person as the Administrative Agent and, in consultation with the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(b) The Borrowers may terminate the unused amount of the Commitment Amount of a Defaulting Lender upon not less than 30 days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(c) If the Borrowers and the Administrative Agent agree in writing, in their discretion, that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the aggregate principal amount of all outstanding Advances of the Lenders to be on a pro rata basis in accordance with their respective Commitment Amounts, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and the outstanding Advances of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 2.17. Replacement of Lenders.

If any Lender requests compensation under Section 2.08, or if ~~the~~any Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then ~~the~~such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 10.01(b) and 10.07, as applicable, in each case except to the extent provided in this Section 2.17), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.08 or Section 2.10) and obligations under this Agreement and the other Loan Documents to an Additional Lender that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment), provided that:

(a) Unless waived by the Administrative Agent in writing, the Borrowers shall have paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 10.07;

(b) such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Additional Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Additional Lender shall have consented, or shall consent, to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling ~~the~~a Borrower to require such assignment and delegation cease to apply. Each Departing Lender required to make an assignment pursuant to this Section 2.17 shall promptly execute and deliver an Assignment and Acceptance with the applicable Additional Lender. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Additional Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.17, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and ~~the~~such Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

Section 2.18. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including the satisfaction of each of the conditions set forth in Section 3.02), the Borrowers may request and the specified Issuing Bank shall issue Letters of Credit with ~~the~~any Borrower being the applicant thereof for the support of such Borrower’s or the Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the period from the Closing Date until the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by ~~the~~a Borrower to, or entered into by ~~the~~such Borrower with, the applicable Issuing Bank relating to the applicable Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the requesting Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment, renewal or extension) the Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no later than 11:00 a.m., New York City time, (x) in the case of Letters of Credit to be issued in Dollars, on the date three (3) Business Days in advance and (y) in the case of Letters of Credit to be issued in an Alternative Currency, on the date five (5) Business Days in advance or, in each case, such shorter period as the applicable Issuing Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Issuing Bank selected by ~~the~~such Borrower to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the requesting Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit ~~the~~such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000 (such amount, the “LC Sublimit”), (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitment Amounts, (iii) the LC Issuing Bank Exposure of any Issuing Bank shall not exceed its ratable share of the LC Sublimit, unless agreed in writing by such Issuing Bank and (iv) the sum (without duplication) of (x) the LC Issuing Bank Exposure of any Issuing Bank and (y) the total Revolving Credit Exposure of such Issuing Bank shall not exceed the amount of such Issuing Bank’s then Commitment Amount.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as such Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve (12) month period) and (ii) the date that is thirty (30) Business Days prior to the Termination Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Termination Date so long as (x) the applicable Borrower shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.18(j) on or prior to thirty (30) Business Days before the Termination Date in an amount equal to one hundred two percent (102%) of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Termination Date, (y) the obligations of ~~the~~such Borrower under this Section 2.18 in respect of such Letters of Credit shall survive the Termination Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to ~~the~~such Borrower by the Administrative Agent after the Termination Date until no such Letters of Credit remain outstanding.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitment Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the relevant Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by ~~the~~such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Base Rate Advance in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance. If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued a Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued a Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank that issued a Letter of Credit for any LC Disbursement (other than the funding of Base Rate Advances as contemplated above) shall not constitute an Advance and shall not relieve the Borrower of ~~its~~their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower~~’~~s’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank that issued a Letter of Credit under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower~~’~~s’ obligations hereunder. Neither the Administrative Agent, the

Lenders nor the Issuing Bank that issued a Letter of Credit, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank that issued a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by an Issuing Bank, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve ~~the~~such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that ~~the~~such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that, if ~~the~~such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Removal and Addition of an Issuing Bank.

(i) An Issuing Bank may be removed as an Issuing Bank at any time by written agreement among the Borrowers, the Administrative Agent and each Issuing Bank, including the Issuing Bank being removed. The Administrative Agent shall notify the Lenders of any such removal of an Issuing Bank. At the time any such removal shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the removed Issuing Bank pursuant to Section 2.07(b). After the removal of an Issuing Bank hereunder, (i) the removed Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such removed Issuing Bank as the context shall require.

(ii) A Lender may be added as an Issuing Bank at any time by written agreement among the Borrowers, the Administrative Agent, each Issuing Bank and the Lender becoming an Issuing Bank. The Administrative Agent shall notify the Lenders of any such addition of an Issuing Bank. From and after the effective date of any such addition, (i) the new Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such new Issuing Bank as the context shall require.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that ~~the~~any Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) required by Section 2.18(c), ~~the~~such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to one hundred two percent (102%) of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to ~~the~~any Borrower described in Section 6.01(f). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower~~’~~s’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank ratably (based on the unreimbursed LC Disbursements held by each Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time. If ~~the~~a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to ~~the~~such Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an Issuing Bank and the Borrowers when a Letter of Credit is issued by such Issuing Bank, the rules of the ISP shall apply to each standby Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, such Issuing Bank shall not be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit issued pursuant to this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.19. Regulation W. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of proceeds of Borrowings, Advances and Letters of Credit to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223). No Borrower shall knowingly use the proceeds of any Borrowing, Advances or Letter of Credit issued hereunder to purchase any asset or securities from, or any securities issued by, any “affiliate” (as such term is defined in 12 C.F.R. Part 223) of a Lender, without the prior written consent of such Lender, in its sole discretion. In connection with each Borrowing, Advance or Letter of Credit issued hereunder, the requesting Borrower shall be deemed to have represented and warranted, to its knowledge, to the Administrative Agent on the date of such Borrowing, Advance or issuance of Letter of Credit that the proceeds of such Borrowing, Advance or Letter of Credit, as applicable, will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or any securities issued by, any “affiliate” (as such term is defined in 12 C.F.R. Part 223) of a Lender or (y) invest in any fund sponsored or advised by a Lender or any “affiliate” (as such term is defined in 12 C.F.R. Part 223) of a Lender, in each case, without the prior written consent of such Lender in its sole discretion.

Section  2.20. Borrower Joinders. Upon the execution and delivery by any Person of a Borrower Joinder, such Person shall be referred to as an “Additional Borrower” and shall become and be a Borrower hereunder, and each reference in this Agreement to a “Borrower”, “Borrowers” or a “Loan Party” shall also mean and be a reference to such Additional Borrower, and each reference in any other Loan Document to a “Borrower” or “Borrowers” shall also mean and be a reference to such Additional Borrower.

Section  2.21. KREST Borrower as Agent for the Borrowers. The KREST Borrower hereby (a) is designated and appointed by each Borrower as its representative and agent on its behalf and (b) accepts such appointment as the representative and agent of the Borrowers, in each case, for the purposes of issuing Notices of Borrowing, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the KREST Borrower as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the KREST Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Closing. The occurrence of the Closing Date and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the initial Borrowing or issuance of a Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the initial Borrowing:

(a) The Administrative Agent shall have received on or before the day of such initial Borrowing the following, each dated as of the Closing Date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and each Lenders and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender:

(i) This Agreement duly executed by the Loan Parties and the other parties hereto.

(ii) For each Lender, a Note duly executed by the KREST Borrower and payable to the order of such Lender in a principal amount equal to the Commitment Amount of such Lender.

(iii) The Fee Letter duly executed by the KREST Borrower.

(iv) Completed searches dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name such Loan Party as debtor, together with copies of such financing statements.

(v) Certified copies of the documents granting and evidencing the authority of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it is a party.

(vi) For each Loan Party, (A) a copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of such Loan Party (and each general partner of such Loan Party which is a limited partnership or the managing member (if applicable) which controls such Loan Party which is a limited liability company), dated as of a recent date, confirming the incorporation, organization or formation of such Loan Party, and

(B) a copy of the charter, certificate of limited partnership or certificate of formation for such Loan Party, and each amendment thereto on file in such Secretary’s office (or if any of the certifications in clauses (A) or (B) are not available in the relevant jurisdiction, such other evidence of the foregoing as is acceptable to the Administrative Agent).

(vii) For each Loan Party, a copy of a certificate of the Secretary of State (or equivalent authority) of (A) the jurisdiction of formation or incorporation of such Loan Party (and the general partner of such Loan Party which is a limited partnership or the managing member (if applicable) which controls such Loan Party which is a limited liability company), evidencing the good standing of such Loan Party in such jurisdiction and (B) evidencing the qualification to do business and good standing of such Loan Party (or to the extent required, the general partner of such Loan Party which is a limited partnership or the managing member (if applicable) which controls such Loan Party which is a limited liability company) in each jurisdiction in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date.

(viii) A certificate of each Loan Party (or of its general partner or managing member, as applicable), signed on behalf of such Loan Party, general partner or managing member, as applicable, by a Responsible Officer of such Loan Party, dated as of the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and the absence of any event occurring and continuing, or resulting from the execution and delivery of the Loan Documents, that constitutes an Event of Default or, to the KREST Borrower’s knowledge, a Material Adverse Effect.

(ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(x) A customary solvency certificate from the KREST Borrower certifying that, after giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, the initial Advance to be made under the Facility and the use of proceeds thereof), the Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

(xi) Such financial, business and other information regarding each Loan Party as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, historical operating statements (if any), to the extent available, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and, as to Parent only, the Form N-CSR most recently filed with the Securities and Exchange Commission.

(xii) Opinions of counsel to the Loan Parties with respect to the initial Loan Parties hereunder, in form and substance reasonably acceptable to the Administrative Agent (including, but not limited to, those relating to corporate matters, enforceability, Investment Company Act and bankruptcy).

(xiii) Such information and documentation as is requested by the Lenders so that each of the Loan Parties has become KYC Compliant.

(b) Reserved.

(c) The KREST Borrower shall have paid all accrued and unpaid fees of the Administrative Agent and the Lenders and all out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with the closing of the Facility.

(d) All governmental and third party consents and approvals, if any, required in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall be in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(e) The KREST Borrower shall have provided to each Lender all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and each Lender shall have satisfactorily completed its “know your customer” procedures.

(f) The representations and warranties contained in each Loan Document are correct and complete on and as of the Closing Date.

(g) There shall exist no action, investigation, litigation or proceeding affecting any Loan Party pending or, to Loan Parties’ knowledge, threatened (in writing) before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect other than the matters disclosed to the Administrative Agent in writing as set forth on Schedule 4.01(f) (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(h) No Event of Default or, to the knowledge of a Responsible Officer of the KREST Borrower, Default has occurred and is continuing, or would result from the execution and delivery of the Loan Documents by any Loan Party.

(i) Before and immediately after the Closing Date there shall have occurred, to the KREST Borrower’s knowledge, no Material Adverse Effect.

(j) Each Lender shall have received final credit approval with respect to the Facility.

(k) Each Lender shall have received such financial, business and other information and such other approvals, opinions and documents as such Lender may request, in form and substance satisfactory to such Lender.

Section 3.02. Conditions Precedent to Borrowings Section 3.03.. The obligation of each Lender to make any Borrowing or of any Issuing Bank to issue a Letter of Credit on or after the Closing Date is subject to the satisfaction of the following conditions precedent before or concurrently with such Borrowing:

(a) The Administrative Agent shall have received on or before the day of such Borrowing the following, each dated (to the extent applicable) as of day of such Borrowing (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and each Lenders and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender:

(i) A Notice of Borrowing with respect to such Borrowing.

(ii) An Availability Certificate, as of the date of such Borrowing.

(iii) Such information and documentation as is requested by the Lenders so that each of the Loan Parties has become KYC Compliant.

(b) No Event of Default or, to the knowledge of a Responsible Officer of ~~the~~each Borrower, Default has occurred and is continuing, or would result from such Borrowing.

(c) Each of the representations and warranties of the Loan Parties contained in the Loan Documents to which it is a party are true and correct in all material respects on and as of such date except to the extent (i) that such representations and warranties relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (ii) of changes in factual circumstances permitted under the Facility or (iii) that such representations and warranties are qualified by materiality (in which case such representations and warranties shall be true and correct in all respects).

(d) The cumulative Net Asset Value of the Borrowers ~~and the Parent~~ (without duplication) is greater than ~~$450,000,000~~two times the Aggregate Commitment Amount.

(e) The amount of such Borrowing does not exceed the Available Borrowing Amount.

Section 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to any Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

Section 3.04. Expenses of Borrowings. The Borrowers shall be responsible for all reasonable out-of-pocket costs and expenses actually incurred by (a) the Administrative Agent in connection with the negotiation, evaluation, review and approval of the Loan Documents and the satisfaction of the conditions in Sections 3.01 and (b) the Administrative Agent in connection with the review and confirmation of the satisfaction of the conditions set forth in Section 3.02. The Borrowers shall pay all such costs and expenses promptly upon demand of the party entitled to reimbursement thereof, regardless of whether requested prior to or after any applicable Borrowing or Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Loan Parties. Each Loan Party~~, and with respect to the Parent, solely for the purposes of the representations and warranties contained in this Section 4.01 relating to the Parent,~~ represents and warrants, as of the date hereof and on each other date as of which such representations and warranties are required to be made pursuant to the terms of the Loan Documents, as follows:

(a) Organization and Powers; Qualifications and Good Standing. Each Loan Party and each Subsidiary of the Loan Parties (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority to carry on its business as now conducted and as proposed to be conducted. The Parent shall at all times Control the KREST Borrower.

(b) Subsidiaries. As of the date of the most recently delivered organizational chart pursuant to Section 5.03(g), there are no Subsidiaries of the Borrowers other than the Subsidiaries identified on the organizational chart attached hereto as Schedule 4.01(cc) (as updated pursuant to Section 5.03(g)) and the Joint Ventures (to the extent applicable). All of the outstanding Equity Interests owned by ~~the~~each Borrower in each of its Subsidiaries have been validly issued, are fully paid and, to the extent such concept is applicable, non-assessable and are owned by ~~the~~such Borrower free and clear of all Liens.

(c) Due Authorization; No Conflict. The execution and delivery by each Loan Party of each Loan Document to which it is a party, and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents to which it is a party, are (i) within the corporate, limited liability company or partnership powers of such Loan Party, (ii) have been duly authorized by all necessary corporate, limited liability company or partnership action, and (iii) do not (A) contravene the charter or bylaws, operating agreement, partnership agreement or other organizational document of such Loan Party, (B) violate any applicable law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) in any material respect, or (C) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on the Parent and any Loan Party which could reasonably be expected to result in a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Parent and any Loan Party. No Loan Party is in breach of any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the breach of which could reasonably be expected to result in a Material Adverse Effect.

(d) Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is a party or for the consummation of the transactions contemplated by the Loan Documents to which it is a party and (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for, in each case, authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e) Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party hereto and thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f) Litigation. There is no action, investigation, litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened (in writing) before any court, governmental agency or arbitrator that has a reasonable expectation of an adverse determination and that (i) if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents.

(g) Financial Condition. As of the Closing Date, the unaudited Consolidated balance sheet of Parent and the related statements of income and cash flows for the period ending June 30, 2021 (the “Unaudited Financials”), contained in the semi-annual report of Parent which is filed with the Securities and Exchange Commission, were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of the dates referred to therein, except as may be indicated in the notes to such financial statements and subject to the absence of footnote disclosure and year-end adjustments. Since the date of the Unaudited Financials, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(h) Beneficial Ownership. As of the ~~Closing~~First Amendment Effective Date, the information provided in the Beneficial Ownership Certifications of the Borrowers (if any) is complete and correct in all respects.

(i) Full Disclosure. To the applicable Loan Party’s knowledge, no third-party reports, furnished or confirmed by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents to which it is a party or pursuant to the terms of the Loan Documents to which it is a party, which relate to a Loan Party or the Loan Documents, when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may reasonably be expected to have (to the extent any of the Loan Parties would reasonably foresee as of the Closing Date) a Material Adverse Effect.

(j) Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in each case, in violation of Margin Stock rules.

(k) Certain Governmental Regulations. The Parent is an “investment company” that is registered under the Investment Company Act of 1940, as amended (“IC Act”). The KREST Borrower is not registered as an “investment company” under the IC Act. As a Subsidiary of the Parent, the KREST Borrower is subject to certain provisions of the IC Act. Each Loan Party is in compliance with the provisions of the IC Act to which it is subject, except where failure to comply with such provisions could not reasonably be expected to have a Material Adverse Effect. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents by any Loan Party, will violate any provision of the IC Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Materially Adverse Agreements. No Loan Party or any Subsidiary thereof is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would reasonably be expected to result in a Material Adverse Effect.

(m) Taxes. The Loan Parties and their Subsidiaries have filed all Tax returns which are required to be filed and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by any Loan Party or Subsidiary thereof except (i) such Taxes, if any, that are subject to a Good Faith Contest and to the extent the failure to so file any such returns or to pay any such Taxes could not reasonably be expected to have a Material Adverse Effect, or (ii) such Taxes relate solely to Excluded Subsidiaries and would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Tax liens have been filed and no claims are being asserted with respect to any Taxes, except, in each case, to the extent that such Tax lien or claim could not reasonably be expected to have a Material Adverse Effect.

(n) Properties. Each Loan Party and each Subsidiary thereof (A) has good and insurable fee simple or leasehold title to the real property comprising part of the Real Property of such Loan Party or Subsidiary and (B) good title to the balance of such Real Property, in each case, free and clear of any Lien, except for Permitted Liens. Each Loan Party and each Subsidiary thereof collectively are the legal and beneficial owners of all of the assets material to the operation of the business of such Loan Party or Subsidiary, in each case, free and clear of any Lien except for Permitted Liens.

(o) Existing Debt. Section 10 of the Unaudited Financials, together with the footnotes included therein, include a complete and accurate summary of the Existing Debt of Parent and its Subsidiaries as at the end of the calendar quarter ending June 30, 2021. None of the Loan Parties or their Subsidiaries has any Existing Debt other than Permitted Debt.

(p) Liens. There are no Liens on the assets of any Loan Party except for Permitted Liens.

(q) Reserved.

(r) Environmental Matters. The Loan Parties and their Subsidiaries and each of their respective operations and properties comply in all material respects with all applicable Environmental Laws and have and comply in all material respects with all, and have not violated in any material respects any, Environmental Permits, and, to the knowledge of each Loan Party, no Loan Party or Subsidiary thereof is subject to any Environmental Action and no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against any Loan Party or Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect.

(s) Compliance with Laws. Each of the Loan Parties and their Subsidiaries is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its respective business, in each case, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(t) Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent, any Lender or any Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u) Solvency. Each of the ~~Parent and~~ the Borrowers and their respective Subsidiaries are, on a Consolidated basis, Solvent.

(v) Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w) ERISA Matters. Except as has resulted in or could reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Single Employer Plan and have performed all their obligations under each Single Employer Plan, (ii) no ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur; and (ii) no Loan Party or ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan, or otherwise knows, that such Multiemployer Plan has been terminated, within the meaning of Title IV of ERISA. No Loan Party is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time).

(x) OFAC. None of the Loan Parties or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC’), the U.S. Department of State, the United Nations Security Council, the European Union, ~~Her Majesty’s~~HM Treasury, or other relevant sanctions authority (collectively, “Sanctions” and each such Person a “Sanctioned Person”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions (each a “Sanctioned Country”). Each Loan Party, its Subsidiaries, and, to the knowledge of each such Loan Party, their respective directors, officers and employees and the agents of such Loan Party and its Subsidiaries, are in compliance with Sanctions in all material respects. Each Loan Party and its Subsidiaries are subject to policies and procedures designed to promote and achieve continued compliance with Sanctions.

(y) Patriot Act. To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(z) Anti-Corruption Laws. Each Loan Party, its Subsidiaries, and, to the knowledge of each such Loan Party, their respective directors, officers and employees and the agents of such Loan Party and its Subsidiaries, are in compliance with the Anti-Corruption Laws in all material respects. Each Loan Party and its Subsidiaries are subject to policies and procedures designed to promote and achieve continued compliance therewith.

(aa) Reserved.

(bb) Affected Financial Institution. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an Affected Financial Institution.

(cc) Organizational Chart. The organizational chart attached as Schedule 4.01(cc) (as updated pursuant to Section 5.03(g)) is a true and correct organizational chart of the ~~Parent the~~ Borrowers, the Restricted Subsidiaries and certain other Subsidiaries of the KREST Borrower except to the extent ~~the~~any Borrower has provided the Administrative Agent an updated organizational chart certified by a Responsible Officer of ~~the~~such Borrower.

(dd) Insurance. The Loan Parties and their Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Loan Parties and their Subsidiaries, except to the extent any such failure relates solely to Excluded Subsidiaries and would not reasonably be expected to have a Material Adverse Effect.

(ee) REIT Status. The Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and all applicable regulations under the Code for each of its taxable years beginning with its taxable year ended December 31, 2020.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01. Affirmative Covenants. So long as any Advance or any other Obligation (other than Contingent Obligations that expressly survive termination) of any Loan Party under any Loan Document to which it is a party shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment Amount hereunder:

(a) Compliance with Laws, Etc. Each Loan Party and its Restricted Subsidiaries shall comply with all applicable laws, rules, regulations and orders, except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries will remain subject to policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, pay and discharge before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party or Restricted Subsidiary thereof shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, except to the extent any such failure relates solely to Excluded Subsidiaries or would not reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Environmental Laws. Each Loan Party and its Restricted Subsidiaries shall comply and enforce obligations of lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in compliance with the requirements of all Environmental Laws; provided, however, that any Loan Party or Restricted Subsidiary thereof that fails to undertake any such cleanup, removal, remedial or other action shall not be deemed in violation of this Section 5.01(c) to the extent that its failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Maintenance of Insurance. The Borrowers will, and will cause each of the Restricted Subsidiaries and the other Loan Parties to, maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except to the extent any such failure relates solely to Excluded Subsidiaries and would not reasonably be expected to have a Material Adverse Effect.

(e) Preservation of Partnership or Corporate Existence, Etc. Each Loan Party shall preserve and maintain its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that this Section 5.01(e) shall not require any Loan Party to preserve or maintain any rights, licenses, permits, privileges or franchises if the ~~Parent or the~~ Borrowers shall reasonably determine that the failure to maintain and preserve the same by any Restricted Subsidiary of ~~the~~any Borrower could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(f) Information Rights. At any reasonable time, upon reasonable prior notice, and from time to time during normal business hours, the Loan Parties shall permit the Administrative Agent or any Lender (at the Administrative Agent’s or such Lender’s sole cost and expense absent an Event of Default), or any agent or representatives thereof, upon reasonable prior notice and during regular business hours, to examine the records and books of account of the Loan Parties and their Restricted Subsidiaries and to discuss their affairs, finances and condition with the officers thereof. Absent an Event of Default, each Lender shall be limited to one (1) such inspection per calendar year.

(g) Keeping of Books. Each Loan Party and each Restricted Subsidiary thereof shall keep proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of such Loan Party and each such Restricted Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Each Loan Party and each Restricted Subsidiary thereof shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i) Transactions with Affiliates. Each Loan Party shall conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than each Loan Party and each Restricted Subsidiary of a Loan Party) on terms that are fair and reasonable and no less favorable to such Loan Party or any such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Further Assurances.

(i) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon the reasonable request by the Administrative Agent, each Loan Party shall do, execute, acknowledge and deliver any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the provisions of the Loan Documents.

(k) Sarbanes-Oxley. Comply at all times in all material respects with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(l) REIT Status. The Parent shall maintain its REIT status under the Code; provided that the requirements of this Section 5.01(l) may be waived in writing by the Administrative Agent in its reasonable discretion so long as the preservation and maintenance of REIT status under the Code is no longer desirable in the conduct of the business of the KREST Borrower, its Restricted Subsidiaries and the Parent, taken as a whole, and that the failure to maintain and preserve REIT status could not reasonably be anticipated to have a Material Adverse Effect.

(m) Addition of Certain Subsidiaries.

(i) Not later than the applicable Required Delivery Date, ~~the~~each Borrower shall cause (a) each Restricted Subsidiary which provides a guaranty of Debt for Borrowed Money and (b) each Specified Excluded Subsidiary to deliver to the Administrative Agent a Guarantor Supplement and the other items required to be delivered under the following subsection (ii) below. Any such Guarantor Supplement delivered pursuant to this subsection (i) and the other items required under the immediately following subsection (ii) shall, unless otherwise approved by the Administrative Agent, be delivered to the Administrative Agent not later than thirty (30) days after any of the above conditions first apply to such Restricted Subsidiary or Specified Excluded Subsidiary (the “Required Delivery Date”).

(ii) Each Restricted Subsidiary and Specified Excluded Subsidiary required to be joined to the Facility as a Guarantor under the preceding subsection (i) above shall be accompanied by the items that would have been delivered under Section 3.01 as if such Subsidiary had been a Guarantor on the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent and such other documents, agreement and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to comply with its “know your customary” and other regulatory obligations.

(n) Beneficial Ownership. If ~~the~~any Borrower is a “legal entity customer” under the Beneficial Ownership Regulation, ~~the~~such Borrower shall promptly give notice to the Lenders of any change in the information provided in ~~the~~such Borrower’s Beneficial Ownership Certification (if any) that would result in a change to the list of beneficial owners identified therein.

(o) Investment Company Status. The Parent shall at all times maintain its status as and compliance with the requirements for an “investment company” registered under the IC Act, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Negative Covenants. So long as any Advance or any other Obligation (other than Contingent Obligations that expressly survive termination) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment Amount hereunder:

(a) Liens, Etc. No Loan Party or Restricted Subsidiary thereof shall, at any time, create, incur, assume or suffer to exist any Lien on or with respect to any of its assets whether now owned or hereafter acquired, except Permitted Liens.

(b) Debt. No Loan Party or Restricted Subsidiary thereof shall, at any time, create, incur, assume or suffer to exist any Debt, except for Permitted Debt; provided that, solely with respect to Non-Recourse Debt that is recharacterized as Recourse Debt pursuant to the final proviso of the definition of “Non-Recourse Debt”, the existence of such Debt shall not cause a violation of this Section 5.02(b) until five (5) Business Days following such recharacterization.

(c) Change in Nature of Business. No Loan Party or Restricted Subsidiary thereof shall, at any time, make any material change in the nature of its business as carried at the time it became subject to this Facility (after giving effect to the transactions contemplated by the Loan Documents) other than in the ordinary course of business and consistent with the Business; or engage in any business other than the Business, and other business activities incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses thereto.

(d) Mergers, Etc. No Loan Party or Restricted Subsidiary thereof shall, at any time, merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that any such Loan Party or Restricted Subsidiary of a Loan Party shall be permitted to effect any transfer of assets through the sale or transfer of direct Equity Interests in the Person (other than any Loan Party) that owns such assets so long as Section 5.02(e) would otherwise permit such transfer; provided, further that the no Borrower shall ~~not~~ merge with or into ~~Parent~~the other Borrower.

(e) Sales, Transfers, Etc. of Assets. No Loan Party or Restricted Subsidiary thereof shall, at any time, sell, lease, transfer or otherwise dispose of, or grant an option to sell or lease any assets other than (i) dispositions in the ordinary course of business, (ii) disposition of worn out or obsolete assets, (iii) dispositions from one Loan Party to another Loan Party (other than Parent), (iv) dispositions of investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in the Joint Venture arrangements and similar arrangements; and (v) dispositions for fair market value as determined in good faith by such Loan Party and the consideration for which is at least seventy-five percent (75%) cash or Cash Equivalents. For the avoidance of doubt, the transfer of any asset by a Restricted Subsidiary of a Loan Party to or as directed by a lender holding Non-Recourse Debt encumbering such asset in connection with the enforcement of the loan documentation governing such Non-Recourse Debt, whether through foreclosure or deed-in-lieu thereof (or a sale to a third party through a discounted payoff arrangement) will not constitute a violation of this Section 5.02(e).

(f) Transactions with Affiliates. No Loan Party or Restricted Subsidiary will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to such Loan Party or Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) the issuance of equity securities to Affiliates, (c) transactions solely between or among Loan Parties and Restricted Subsidiaries, (d) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Loan Parties and their Restricted Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (e) transactions approved by a majority of the independent members of the board of directors of the Parent for fair market value (to the extent such transaction is certified to the Administrative Agent to be for fair market value, as determined in good faith by the board of directors of the Parent), (f) payment of Management Fees to the Advisor and (g) Restricted Payments permitted by Section 5.02(g).

(g) Restricted Payments. No Loan Party will make any Restricted Payment after the occurrence and during the continuance of an Event of Default, except (i) if the Parent then maintains its REIT status, 100% (or such larger percentage agreed to by the Administrative Agent in its sole discretion) of the amount required for the Parent (A) to continue to maintain its status as a REIT under the Code, and (B) to avoid any entity-level tax, including tax under Section 4981 of the Code, (ii) to another Loan Party or (iii) solely with respect to the KREST Borrower, to the Parent, to the extent the KREST Borrower is a Wholly-Owned Subsidiary of the Parent at the time such Restricted Payment is made.

(h) Reserved.

(i) Amendments of Constitutive Documents. No Loan Party shall, at any time, amend in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents; provided that any amendment to any such constitutive document that would be adverse to the Administrative Agent or any Lender shall be deemed “material” for purposes of this Section. With respect to any alteration, amendment, modification, termination or change to the Partnership Agreement~~, the~~ (or any analogous governing agreement of any Borrower), the applicable Borrower shall promptly deliver to the Administrative Agent a copy of such executed alteration, amendment, modification, termination or change to the Partnership Agreement (or any analogous governing agreement of such Borrower).

(j) Accounting Changes. No Loan Party or Restricted Subsidiary thereof shall, at any time, make or permit any change in (i) accounting policies except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(k) Speculative Transactions. No Loan Party or Restricted Subsidiary thereof shall, at any time, engage in any commodity options or futures contracts or any similar speculative transactions unless such transactions are related to gas, electric and other energy contracts entered into with respect to Real Property owned by the applicable Borrower and its Restricted Subsidiaries.

(l) Payment Restrictions Affecting Loan Parties. No Loan Party or Restricted Subsidiary thereof shall, at any time, directly or indirectly, enter into or suffer to exist any agreement or contractual arrangement limiting the ability of such Loan Party or Restricted Subsidiary thereof to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, any Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents or to comply with applicable law; provided that this Section 5.02(l) shall not prohibit the existence of so-called “cash traps”, “cash sweeps” and/or similar concepts contained in the loan documentation governing Permitted Debt incurred by Restricted Subsidiaries that have the effect of restricting such Restricted Subsidiaries’ access to cash flow generated by their respective assets and/or restricting such Restricted Subsidiaries’ ability to make distributions to its constituent owners, so long as such restrictions apply only to such Restricted Subsidiaries and not to any Loan Party or any Person that is required to become a Loan Party hereunder.

(m) OFAC. No Loan Party shall, at any time, knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions, where the dealings or transactions would constitute a violation of Sanctions.

(n) Repayment of Indebtedness. No Loan Party shall incur or make any optional prepayment on any Recourse Debt of such Loan Party at any time the Loan to Value Ratio exceeds the Maximum LTV.

(o) Direct Subsidiary Debt. No Loan Party shall permit any Subsidiary of ~~a~~any Borrower (other than any Excluded Subsidiary) to incur Debt for Borrowed Money in an amount exceeding the lesser of (a) ten percent (10%) of the aggregate gross value of the assets (without duplication) held by it and its direct and indirect Subsidiaries at any time and (b) the amount of Debt for Borrowed Money which would cause the Subsidiary Loan to Value Ratio of such direct Subsidiary to be greater than or equal to 80%, on a pro forma basis, at the time such Debt is incurred.

(p) Use of Proceeds. No Loan Party will request any Borrowing, Advance or Letter or Credit, and no Loan Party shall use and each Loan Party shall procure that its Subsidiaries and its or their respective directors, officers, employees, and agents shall not use, the proceeds of any Borrowing, Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.03. Reporting Requirements. So long as any Advance or any other Obligation (other than Contingent Obligations that expressly survive termination) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment Amount hereunder, the applicable Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall give to each Lender prompt notice thereof) in accordance with Section 10.02(b):

(a) Default Notice. Promptly after such Borrower has knowledge of the occurrence of each Event of Default, Default any Mandatory Prepayment Event or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of ~~the~~such Borrower setting forth details of such Event of Default or such event, development or occurrence and the action that ~~the~~such Borrower has taken and propose to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, (1) a copy of the annual audit report for such year for Parent and its Subsidiaries, including therein Consolidated balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and (2) Consolidated statements of income and a Consolidated statement of cash flows of Parent and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by Parent with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case audited by a Big Four accounting firm or, if not a Big Four accounting form, such other independent certified public accountant reasonably acceptable to the Required Lenders, prepared (i) in accordance with GAAP consistently applied and not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification with respect to, or resulting from (A) the impending maturity of any Debt of the Borrowers or (B) an actual breach of any financial covenant with respect to any Debt or any inability to demonstrate compliance with any financial covenant with respect to any Debt) and (ii) in accordance with those auditing standards required by the IC Act and the rules promulgated thereunder.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, (1) Consolidated balance sheets of Parent and its Subsidiaries as of the end of such quarter, (2) Consolidated statements of income and a Consolidated statement of cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and (3) Consolidated statements of income and a Consolidated statement of cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and absence of footnotes) by the Chief Financial Officer (or other Responsible Officer) of Parent as having been prepared (i) in accordance with GAAP consistently applied and (ii) in accordance with those standards required by the IC Act and the rules promulgated thereunder. Within sixty (60) days after the end of each fiscal quarter, a certificate of the Chief Financial Officer (or other Responsible Officer) (A) attaching calculations of the Loan to Value Ratio and (B) stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the applicable Borrower or any other Loan Party has taken and proposes to take with respect thereto.

(d) Compliance Certificate. Concurrently with any delivery of financial statements described in clause (b) or (c) of this Section 5.03, a compliance certificate in the form attached hereto as Exhibit G, signed by the Chief Financial Officer (or other Responsible Officer) of ~~the~~such Borrower.

(e) Material Litigation. Promptly after knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party, which (i) if adversely determined could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents.

(f) Securities Reports. Promptly after the same are publicly available, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange; provided, that notwithstanding the foregoing, other than with respect to any filings made on Forms N-CSR or N-CEN, which shall be included in the reporting packages delivered by ~~the~~such Borrower pursuant to Sections 5.03(a) and 5.03(b), the obligations in this clause (f) shall be deemed to be satisfied so long as such information is publicly available on the Securities and Exchange Commission’s EDGAR website.

(g) Organizational Chart. Concurrently with any delivery of financial statements described in clause (b) or (c) of this Section 5.03, if any new Subsidiaries of ~~the~~such Borrower have been formed since the organizational chart was most recently delivered to the Administrative Agent, an updated organizational chart, which shall be deemed to amend and replace Schedule 4.01(cc).

(h) OFAC. Promptly upon the written request of the Administrative Agent, any information is reasonably necessary in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

(i) Other Information. Subject to the other provisions of this Agreement, promptly, such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party as the Administrative Agent, may from time to time reasonably request.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Failure to Make Payments When Due. (i)  ~~The~~Any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) ~~the~~any Borrower shall fail to pay any interest on any Advance when the same shall become due and payable hereunder, or (iii) any Loan Party shall fail to make any other payment under any Loan Document, in each case under clause (ii) or (iii) and such non-payment under clause (ii) or (iii) continues for five (5) Business Days following written notice to such Loan Party that the same is due and payable; or

(b) Breach of Representations and Warranties. Any representation or warranty made by or on behalf of any Loan Party or Material Defaulted Subsidiary under or in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made; provided that if such untrue representation or warranty is susceptible of being cured, the applicable Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of written notice from the Administrative Agent; or

(c) Breach of Certain Covenants. Any Loan Party or Material Defaulted Subsidiary shall fail to perform or observe any term, covenant or agreement contained in (i) Sections 2.12, 5.01(i) or 5.02; (ii) Section 5.01(e) (to the extent relating to preservation and maintenance of corporate existence of the Loan Parties), which in the case of any such failure in clause (ii) shall remain un-remedied for five (5) Business Days; or (iii) Sections 5.01(d) or 5.03, which in the case of any such failure in clause (iii) shall remain un-remedied for ten (10) Business Days (which, for purposes of an Event of Default under Section 5.03, shall be measured from the date on which (i) any Borrower obtains actual knowledge of such failure or (ii) written notice thereof shall have been given to the applicable Borrower by the Administrative Agent or any Lender); or

(d) Other Defaults under Loan Documents. Any Loan Party or Material Defaulted Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to which it is a party on its part to be performed or observed if such failure shall remain un-remedied for (A) ten (10) days after written notice to ~~the~~any Borrower from the Administrative Agent or Lender of a Default which can be cured with the payment of a sum of money or (B) for any other Default, thirty (30) days after the earlier of the date on which (i) any Borrower obtains actual knowledge of such failure or (ii) written notice thereof shall have been given to the applicable Borrower by the Administrative Agent or any Lender; or

(e) Cross-Default. Any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace and/or cure periods) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to (x) Material Debt that is secured Debt and that becomes due as a result of the voluntary sale, refinancing or transfer of the property or assets securing such Material Debt in a manner not prohibited by this Agreement, (y) regularly scheduled amortization payments with respect to Material Debt or (z) customary non-default mandatory prepayments with respect to Material Debt in connection with asset sales, casualty or condemnation events; provided that the failure to pay any such Material Debt shall not constitute an Event of Default so long as any Loan Party or Material Defaulted Subsidiary is diligently contesting the payment of the same by appropriate legal proceedings and funds have been set aside, in a manner reasonably satisfactory to the Administrative Agent, in an amount sufficient to repay such Debt plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome; or

(f) Insolvency Events. An Insolvency Event with respect to any Loan Party or any Material Defaulted Subsidiary; or

(g) Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of the amount equal to $20,000,000, shall be rendered against any Loan Party or Material Defaulted Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (x)(A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Material Defaulted Subsidiary and (B) such insurer has been notified, and has not issued a notice denying coverage thereof, or (y) the enforcement of any such judgment or order could not reasonably be expected to result in a Material Adverse Effect (it being agreed that a judgment under any Non-Recourse Debt shall not be deemed to result in a Material Adverse Effect hereunder); or

(h) Unenforceability of Loan Documents. Any Loan Document after delivery thereof pursuant to Section 3.01 or 3.02 shall for any reason due to the action or inaction of the Borrowers, any Loan Party (other than pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing, provided, that, to the extent any Loan Document shall cease to be valid and binding on or enforceable against any Loan Party due to the action of Administrative Agent and/or any Lender, it shall only be an Event of Default if such failure shall continue for five (5) Business Days after written notice and the failure by such Loan Party to cure the same within such five (5) Business Day period; or

(i) Change of Control. A Change of Control shall occur; or

(j) ERISA Events. Any ERISA Event shall have occurred that results in, or reasonably could be expected to result in, a Material Adverse Effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitment Amount of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrowers under any Bankruptcy Law, (y) the Commitment Amount of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) shall at the request, or may with the consent of the Required Lenders, proceed to enforce its rights and remedies under the Loan Documents by appropriate proceedings.

ARTICLE VII

GUARANTY

Section 7.01. Guaranty; Limitation of Liability.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrowers and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and all Guaranteed Swap Obligations (collectively, the “Guaranteed Obligations”), and agrees to pay any and all documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b) Each Guarantor, the Administrative Agent and each other Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent and the other Lenders irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this clause (c) shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against ~~the~~any Borrower or any other Loan Party or whether ~~the~~any Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or any other Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f) any failure of the Administrative Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and each Lender to disclose such information);

(g) the failure of any other Person (other than the applicable obligor) to execute or deliver this Agreement, any other Loan Document, any Guarantor Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

(i) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any Lender or any other Person upon the insolvency, bankruptcy or reorganization of ~~the~~any Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Reserved.

(d) Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation

(a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that the Administrative Agent or any Lender now has or may hereafter have against any Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent or any Lender.

(e) Reserved.

(f) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of ~~the~~any Borrower or any other Loan Party now or hereafter known by the Administrative Agent or such Lender.

(g) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against ~~the~~any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against ~~the~~any Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from ~~the~~any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash and the Commitment Amounts shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitment Amounts, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash and (iii) the termination in whole of the Commitment Amounts shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05. Guarantor Supplements. Upon the execution and delivery by any Person of a Guarantor Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “~~Loan~~ Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guarantor Supplement.

Section 7.06. Indemnification by Guarantors.

(a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the lenders under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arranger, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel, provided that the

Guarantors shall only be responsible for the reasonable fees and expenses of a single counsel for all Indemnified Parties taken as a whole and, if necessary, one firm of local and regulatory counsel in each relevant jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 7.07. Subordination. Each Guarantor hereby agrees, upon and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent in writing, any and all Obligations owing by it to any other Loan Party, or any Subsidiary of any Loan Party (collectively, the “Subordinated Obligations”), shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party or if an Event of Default would be caused thereby), however, unless the Administrative Agent otherwise agrees in writing, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law), whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed

Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall

(a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the termination in whole of the Commitment Amounts, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.

ARTICLE VIII

RESERVED

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or such greater number of Lenders as may be required pursuant to this Agreement, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by ~~the~~a Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, sole lead arranger or sole book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any Lender under any of such Loan Documents.

Section 9.02. Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.15 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Additional Lender, as assignee;

(b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law.

Section 9.03. Barclays and Affiliates. With respect to its Commitment Amount, the Advances made by it and the Notes issued to it, Barclays shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Barclays in its individual capacity to the extent Barclays is a Lender. Barclays and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Barclays were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its directors, officers, agents or employees.

Section 9.05. Indemnification by Lenders.

(a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 10.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 9.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitment Amounts at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The term “Administrative Agent” shall be deemed to include the employees, directors, officers and affiliates of the Administrative Agent for purposes of this Section 9.05. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.06. Successor Administrative Agent.

(a) Resignation by Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Specified Event of Default is continuing, to appoint a successor, which shall be (1) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (2) shall not be an Ineligible Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including receipt of the Borrower~~’~~s’ consent); provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b) Termination of Administrative Agent. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (iv) of the definition of Defaulting Lender, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed), by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, in consultation with the consent of the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower as required above) and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effectiveness and Appointment of Replacement. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph (and otherwise subject to the terms above). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 (including Section 9.05) and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as an Administrative Agent.

Section 9.07. Relationship of Administrative Agent and Lenders. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

Section 9.08. Administrative Agent Decisions and Approvals. Unless any decision or approval is expressly set forth as requiring the consent or approval of the Lenders, and without limiting in any way the consent and approval rights of the Lenders under this Agreement or in any other Loan Document, any consent or approval required or permitted by this Agreement or in any other Loan Document shall be made by the Administrative Agent without consultation with, or consent or approval of, any of the Lenders, including with respect to (i) administrative functions with respect to one or more Advances, (ii) confirmation (or determinations) of any economic calculations under hereunder; (iii) calculation of the Benchmark or Base Rate, as applicable, (iv) satisfaction of the conditions to any Extension Option and (v) any other consents, approvals or waivers arising under this Agreement or the other Loan Documents.

Section 9.09. Lender Decisions and Approvals. Notwithstanding anything to the contrary contained in this Agreement, the following decisions shall be subject to the approval of the Lenders in their sole discretion: (i) changing the Applicable Margin (except in connection with a Benchmark Replacement Adjustment), (ii) reducing the amount of any fees payable to the Lenders; (iii) changing any Lender’s ratable portion of any Advance, (iv) postponing any date fixed for any payment of principal of, or interest on, any Advances (including the Termination Date); (v) amending the provisions of any Loan Document governing waivers and amendments;

(vi) releasing any Guarantor of its obligations except in accordance with this Agreement; or

(vii) waiving any monetary Event of Default. Unless otherwise expressly specified in this Agreement, any other decisions, consents or waivers required hereunder may be granted or withheld by the Administrative Agent in its sole discretion.

Section 9.10. Issuing Bank Reports to Administrative Agent.

(a) Unless otherwise agreed by Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, provide Administrative Agent a Letter of Credit Report or other information, as and when set forth below:

(i) For so long as any Letter of Credit issued by such Issuing Bank is outstanding, such Issuing Bank shall delivered to Administrative Agent (i) on the last Business Day of each calendar month and (ii) on each date that (1) a Letter of Credit extension or other modification occurs or (2) there is any expiration, cancellation or disbursement, in each case, with respect to such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank; and

(ii) on any Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issuing by such Issuing Bank.

Section 9.11. Erroneous Payments.

(a) Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Erroneous Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Erroneous Payment Recipient (whether or not known to such Erroneous Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Erroneous Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Erroneous Payment Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Erroneous Payment Recipient further acknowledges and agrees that if such Erroneous Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Erroneous Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Erroneous Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Erroneous Payment Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Erroneous Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Erroneous Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) ~~The~~Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making payment in respect of the Obligations.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed or otherwise consented to in writing by all of the Lenders, do any of the following at any time: (i) modify the definition of “Required Lenders” or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release ~~the~~any Borrower with respect to the Obligations or, except to the extent expressly permitted under the Loan Documents, reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations (other than pursuant to Section 5.02(e) or 10.13), (iii) [reserved], (iv) amend this Section 10.01, (v) increase the Commitment Amounts of the Lenders or subject the Lenders to any additional obligations, other than as provided by Section 2.15, (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (it being understood that the waiver of, or amendment to, the terms of any mandatory prepayment shall not constitute a postponement or extension of any date scheduled for the payment of principal or interest), (viii) extend the Termination Date, other than as provided by Section 2.17, (ix) modify the definition of “Pro Rata Share”, (x) provide for payment of the Facility in any manner other than in cash, (xi) modify any provisions requiring payment to be made for the ratable account of the Lenders, (xii) require or accept any collateral for the benefit of the Lenders other than on a pro rata basis, (xiii) require or accept one or more Guaranties for the benefit of the Lenders other than on a pro rata basis, (xiv) [reserved], or (xv) take any other action specifically requiring the consent of all Lenders under the Loan Documents; provided further still that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan

Documents; provided further still that no amendment, waiver or consent to the inclusion of Guaranteed Swap Obligations in the definition of Guaranteed Obligations or the priority of Guaranteed Swap Obligations set forth in Section 2.09(f) shall, unless in writing and signed by the applicable counterparty in respect of such Guaranteed Swap Obligations, in addition to the Lenders required above to take such action, affect the rights or duties of such counterparty.

(b) In the event that any Lender (a “Non-Consenting Lender”) shall fail to consent to a waiver or amendment to the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrowers shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment Amount, the Advances owing to it and the Note or Notes, if any, held by it) to an Additional Lender, provided that (i) as of such Consent Request Date, no Event of Default or, to the knowledge of a Responsible Officer of ~~the~~each Borrower, Default shall have occurred and be continuing, (ii) as of the date of the Borrower~~’~~s’ written demand to replace such Non-Consenting Lender, no Event of Default or, to the knowledge of a Responsible Officer of ~~the~~each Borrower, Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.17. The Additional Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Additional Lender of an Assignment and Acceptance delivered pursuant to Section 10.07.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) solely to add benefit to one or more existing facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any incremental facility to be fungible with any existing facility and (E) to add any financial covenant or other terms for the benefit of all Lenders or any class of Lenders pursuant to the conditions imposed on the incurrence of any Debt set forth elsewhere in this Agreement, and in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(d)

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment Amount and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment Amount of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(e) Most Favored Lender. If any Loan Party agrees to enter into any agreement to incur any Recourse Debt that consists of Debt for Borrowed Money in excess of $15,000,000 (other than the Facility Exposure) (“Other Recourse Indebtedness”) at any time during the term of the Facility which contains any financial covenant, such Loan Party shall provide (or shall cause to be provided) to the Administrative Agent a copy of such agreement and such financial covenants shall apply to the Loan Parties under this Agreement as if contained in this Agreement and the Administrative Agent shall have the right to require an amendment of this Agreement to expressly include such covenants (such covenant, an “Additional Covenant”). Any Additional Covenant (including any associated cure period) incorporated into the Loan Documents (herein referred to as an “Incorporated Covenant”), to the extent such Incorporated Covenant does not conflict with or waive any right of the Administrative Agent or any Lender under the Loan Documents unrelated to the Additional Covenant: (i) shall be deemed automatically amended therein to reflect any subsequent waivers, supplements, modifications or amendments made to such Additional Covenant (including any associated cure or grace period) under the credit facility that contains the relevant Additional Covenant (the “Specified Credit Facility”); and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Specified Credit Facility, including if the Specified Credit Facility is terminated or otherwise no longer in effect; provided that (a) the Borrowers shall promptly provide notice to the Administrative Agent of any proposed amendment and furnish the Administrative Agent with a copy of such amendment and (b) such Incorporated Covenant would not result in any illegality or increased costs of a Lender under the Facility. Upon the request of the Borrowers (with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)) or the Administrative Agent (with the consent of the Borrowers (not to be unreasonably withheld, conditioned or delayed)), the holders of Notes shall (at the Borrower~~’~~s’ sole cost and expense) enter into any additional agreement or amendment to the Loan Documents requested by the Borrowers or the Administrative Agent, as applicable, evidencing the waiver, supplement, modification or amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof.

Section 10.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be either (x) in writing and mailed, or delivered by hand or by overnight courier service or (y) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), in an electronic medium and delivered as set forth in Section 10.02(b):

If to any Lender:	To the address on file with the Administrative Agent

If to the
Administrative
Agent or Arranger:	Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Robert Walsh
E-Mail: Robert.xa.walsh@barclays.com

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Justin Lungstrum
E-Mail: jlungstrum@stblaw.com
If to an Issuing
Bank:	To the address on file with the Administrative Agent

If to ~~the~~any Borrower, the Parent or any Guarantor:	KREST Operating Partnership L.P.
30 Hudson Yards
New York, NY 10001
Attention: Michael Whyte, Director
E-mail: michael.whyte@kkr.com

with a copy to:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Jay Alicandri
E-Mail: jay.alicandri@dechert.com

All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by mail, when deposited in the mails, (ii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail and (iii) if delivered by electronic mail, upon receipt by the sender of a response from any one recipient, or from an employee or representative of the Person receiving notice on behalf of such Person, acknowledging receipt (which response may not be an automatic computer generated response) and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provide in this Section 10.02; provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or IX shall not be effective until received by the Administrative Agent. Delivery by e-mail (in an image format, such as a PDF) of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any notice may be sent to such e-mail address.

(b) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to Robert.xa.walsh@barclays.com or such other electronic mail address(es) (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrowers. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

(c) Each Lender and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single user per deal authorization method whereby each user may access the Approved Electronic Platform only on a deal by deal basis, each Lender and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each Lender and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each Lender and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Section 10.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04. Costs and Expenses.

(a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket and documented costs and expenses of the Administrative Agent and each Lender in connection with the preparation, execution, delivery, modification, amendment, administration, maintenance and syndication of the Loan Documents (including, without limitation, (A) all due diligence, asset review, the initial syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses in connection with the initial closing of the Facility, (B) the reasonable fees and expenses of one counsel for the Administrative Agent or Lender Parties (taken as a whole) with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, (C) the reasonable fees and expenses of one counsel (and if applicable, one additional regulatory counsel or local counsel for each relevant material jurisdiction) for the Administrative Agent or Lender with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01 or 3.02, and (D) all reasonable out-of-pocket and documented costs and expenses of the Administrative Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and Lender Parties (taken as a whole) with respect thereto)).

(b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of one counsel for all Indemnified Parties taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence or release of Hazardous Materials on or from any property of any Loan Party or any Subsidiary thereof or any Environmental Action relating in any way to any Loan Party or any Subsidiary thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct or from a material breach by such Indemnified Party of its obligations under the Loan Documents or (y) have not resulted from an act or omission by any Loan Party or its Affiliates and have been brought by an Indemnified Party against any other Indemnified Party (other than a claim or dispute involving an Indemnified Party in its capacity as an Agent or Arranger) and provided, that, the Loan Parties shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Administrative Agent after consultation with the Borrowers) at any one time for the Indemnified Parties, taken as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate material jurisdiction, at any one time for the Indemnified Parties, taken as a whole). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each party also agrees not to assert any claim against any other party on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents. This Section 10.04(b) shall not apply with respect to Taxes, as to which Section 2.10 shall govern.

(c) If any payment of principal of, or Conversion of, any Benchmark Advance is made by ~~the~~a Borrower to or for the account of a Lender other than the Quarterly Payment Date or, in the case of Benchmark Advances denominated in Dollars or Sterling, on the last day of the Interest Period thereof, as a result of a payment or Conversion pursuant to Section 2.05(a) or 2.15(e), replacement of a Lender pursuant to Section 10.01(b), termination of the Commitment Amounts pursuant to Section 6.01 or for any other reason, or if ~~the~~any Borrower fails to make any payment or prepayment of a Benchmark Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05(a), 6.01 or otherwise, ~~the~~such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender the reasonable out-of-pocket costs or expenses (excluding any loss of anticipated profits) actually incurred by such Lender as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense actually incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender from third parties to fund or maintain such Advance (“Breakage Fees”). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including, if requested by ~~the~~a Borrower, in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts (but excluding any confidential or proprietary information of such Lender), shall be delivered to ~~the~~such Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers and the other Loan Parties contained in Sections 2.08, 2.10, 7.06 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(f) No Indemnified Party referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Obligations due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party (but excluding, for the avoidance of doubt, deposits not expressly securing such indebtedness) against any and all of the Obligations of the Borrowers or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrowers or such other Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have; provided, however, that in the event that any Defaulting Lender exercises such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16(c) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by the Initial Lender that the Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrowers nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.07. Assignments and Participations; Replacement Notes.

(a) Each Lender may (and, if demanded by ~~the~~a Borrower in accordance with Section 2.17 or 10.01(b) will) assign to one or more Additional Lenders (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment Amount, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facility (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the

Commitment Amount being assigned to such Additional Lender pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 under the Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Specified Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, ~~the~~such Borrower (not to be unreasonably withheld, conditioned or delayed)), (iii) each such assignment made as a result of a demand by ~~the~~a Borrower pursuant to Section 2.17 or 10.01(b) shall be an assignment at par of all rights and obligations of the assigning Lender under this Agreement, (iv) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lenders that syndication of the Commitment Amounts hereunder has been completed, without the consent of the Administrative Agent, (B) each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender immediately prior to giving effect to such assignment and (C) at any other time without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and, so long as no Specified Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, ~~the~~such Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, (v) no such assignments shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, and (vi) except to the extent contemplated by Sections 2.17 and 10.01(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500 payable by such Lender; provided, however, that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (y) for each such assignment made as a result of a demand by ~~the~~a Borrower pursuant to Section 2.17 or 10.01(b), ~~the~~such Borrower shall, unless otherwise waived in writing by the Administrative Agent, pay to the Administrative Agent the applicable processing and recordation fee. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of ~~the~~such Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this Section 10.07(a), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08, 2.10, 7.06, 9.05 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment Amount under the Facility of, and principal amount (and stated interest) of the Advances owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the Administrative Agent. In the case of any assignment by a Lender, within ten (10) Business Days after its receipt of such notice, the applicable Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Additional Lender in an amount equal to the Commitment Amount assumed by it under the Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment Amount hereunder under the Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment Amount retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Lender may sell participations to one or more Persons (each, a “Participant”) that is an Additional Lender (other than any Ineligible Institution) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment Amount, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment Amount) shall remain unchanged, (ii) such participation shall in no event be less than $10,000,000 under the Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by (I) Administrative Agent and (II) so long as no Specified Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the applicable Borrower (not to be unreasonably withheld, conditioned or delayed), (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (v) the applicable Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (vi) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except that any agreement with respect to such participation may provide that such Participant may have a consent right regarding whether the applicable Lender will approve of an amendment, waiver or consent to the extent such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vii) a Participant shall be entitled to the benefits of Sections 2.08 and 2.10 (subject to the requirements and limitations therein, including the requirements under Sections 2.10(f) and 2.10(g) (it being understood that the documentation required under Sections 2.10(f) and 2.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(a); provided, however, that such Participant shall not be entitled to receive any greater payment under Sections 2.08 and 2.10 with respect to any participation than its participating Lender would have been entitled to receive, except, in the case of Sections 2.08 and 2.10 only, to the extent such entitlement to receive a greater payment results from a change in law or increased cost, as applicable, that occurs after the Participant acquired the applicable participation. In the event that a Borrower is required to pay compensation or additional amounts on account of a participation, such Borrower shall have the right to replace the participating Lender in accordance with Section 2.17. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or any other Obligations under the Loan Documents (the “Participant Register”), provided, however, that no Lender shall have any obligation to disclose all or any portion of such Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any such Commitment Amount, Advances or any other Obligations, under any Loan Document) to any Person except to the extent that (x) such disclosure is necessary to establish that such Commitment Amount, Advance or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) any Participant shall claim compensation or additional amounts under Section 2.08 or 2.10. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Loan Parties (or any of them) furnished to such Lender by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to preserve the confidentiality of any Information received by it from such Lender on the same terms as provided in Section 10.12.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign, or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, any pledge or assignment of, or grant of a security interest in, the Advances owing to such Lender and any Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central bank in accordance with applicable local laws or regulations.

(i) Upon notice to the applicable Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, ~~the~~such Borrower shall execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to ~~the~~such Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

Section 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

Section 10.09. Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.10. Survival of Representations. All representations and warranties contained in this Agreement and in any other Loan Document or made in writing by or on behalf of any Loan Party in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the any Lender, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.

Section 10.11. Usury Not Intended. It is the intent of ~~the~~each Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the

United States of America from time to time in effect. In furtherance thereof, the Lenders and ~~the~~each Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, taken, charged, received, reserved or paid under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts contracted for, taken, charged, received, reserved or paid on the Advances, include amounts which, by applicable law, are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and, each Lender receiving the same shall credit the same on the principal of the Obligations of the Borrowers under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrowers). In the event that the Obligations of the Borrowers under the Loan Documents are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrowers under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrowers). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrowers and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Facility all amounts considered to be interest under applicable law at any time contracted for, taken, charged, received, reserved or paid in connection with the Obligations of the Loan Parties under the Loan Documents. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 10.12. Confidentiality; Material Non-Public Information.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 10.12), (ii) to the extent requested by any banking or similar regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) which has jurisdiction over such Person or any such Related Party or over any pledgee in connection with any pledge made pursuant to Section 10.07(i), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto (which party, for the avoidance of doubt, shall keep such Information confidential in accordance with this Section 10.12), (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to any pledgee in connection with any pledge made pursuant to

Section 10.07(i) or to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) on a confidential basis to (A) any rating agency in connection with rating ~~the~~any Borrower or any Guarantor or the Facility, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (C) external auditors as may be required by a Lender’s policies or policies of any governmental or quasi-governmental entity affecting a Lender, or (D) to any counterparty with respect to Guaranteed Swap Obligations (viii) with the consent of the applicable Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to the Administrative Agent, such Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party without the Administrative Agent, such Lender or any of their respective Affiliates having knowledge that a duty of confidentiality to such Loan Party has been breached. In addition, the Administrative Agent and the Arranger may disclose the existence of this Agreement and information routinely provided by arrangers to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Arranger in connection with this Agreement, the other Loan Documents, and the Commitment Amounts. For purposes of this Section, “Information “ means all information that any Loan Party furnishes to the Administrative Agent or any Lender in writing which is designated as confidential but shall not include any information described in clauses (ix)(A) or (B) above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 10.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND ~~ITS~~THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.

(c) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any Loan Party or their respective securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its directors, officers, agents or employees providing or not providing Restricting Information to any Lender, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, agents or employees.

(d) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 10.12(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 10.12(d) shall modify or limit a Person’s obligations under this Section 10.12 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(e) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(f) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent). None of the Loan Parties, the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(g) Sections 10.12 (c), (d), (e) and (f) are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. None of the Administrative Agent or any of its directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

Section 10.13. Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that applicable law requires each Lender and the Administrative Agent to obtain, verify and record information that identifies each Loan Party (and in certain circumstances its directors, authorized signing officers, beneficial owners or other Persons in control of such Loan Party), which information includes the name and address of each Loan Party (and, if applicable, its directors, authorized signing officers, beneficial owners or other Persons in control of such Loan Party) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with applicable law.

Section 10.14. Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15. Jurisdiction, Etc.

(a) Each party to this Agreement hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, against any other party to this Agreement in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent, any Lender or any other Indemnified Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is a party in the courts of any jurisdiction (and each Loan Party hereby submits to the jurisdiction of, and consents to venue in, any such court) to enforce any judgement (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 10.15 would otherwise require to be asserted in a legal action or proceeding in a New York court), (ii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iii) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 10.15 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

(b) THE LOAN PARTIES HEREBY DESIGNATE AND APPOINT:

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, New Castle County

Delaware 19807

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWERS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. THE LOAN PARTIES (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

(c) Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any litigation, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court sitting in the City, County and State of New York. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16. Governing Law. This Agreement and the other Loan Documents, including but not limited to the validity, interpretation, construction, breach, enforcement or termination hereof and thereof, shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.17. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE OTHER LOAN PARTIES, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 10.18. No Fiduciary Duties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lenders acting in their respective capacities as such hereunder, that the Administrative Agent or any such Lender may not be entitled to share with any Loan Party. Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not Lenders, and without any duty to account therefor to the Loan Parties. Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Lenders and the Arranger, any conflict of interest which may arise by virtue of the Administrative Agent, the Arranger and/or the Lenders acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, the Arranger or any Lender as described in this Section 10.18.

Section 10.19. Joint and Several Liability. The obligations and liabilities of each Loan Party shall be joint and several. Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

Section 10.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable by any party hereto to any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

Section 10.21. Recognition of the U.S. Special Resolution Regimes. To the extent that this Agreement and/or any other Loan Document constitutes a QFC, ~~the~~each Borrower agrees as follows:

(a) in the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Loan Document and any interest and obligation in or under this Agreement and/or any other Loan Document from such Covered Party, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other Loan Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States; and

(b) in the event that a Covered Party or a BHC Act Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Loan Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Loan Document were governed by the laws of the United States or a state of the United States.

For purposes of this Section 10.21, the following terms shall have the following meanings:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Party” means any Lender that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any Subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC “ has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

EXHIBIT J

FORM OF BORROWER JOINDER AGREEMENT

to

REVOLVING CREDIT AGREEMENT

Dated as of [•]

RECITALS

WHEREAS, the parties hereto (other than the Additional Borrower (as defined below)) and the others named therein have entered into (i) that certain Revolving Credit Agreement, dated as of December 17, 2021 (as amended by that certain First Amendment to Revolving Credit Agreement, dated as of December 12, 2022 and as further amended, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KREST Operating Partnership L.P., a Delaware limited partnership (the “KREST Borrower”), KKR Real Estate Select Trust Inc., a Maryland corporation, as parent guarantor, KREST OP GP LLC, a Delaware limited liability company, as a guarantor, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), sole lead arranger and sole bookrunner and (ii) the Fee Letter (as defined in the Credit Agreement); and

WHEREAS, the parties hereto wish to join [ADDITIONAL BORROWER], a [•] (the “Additional Borrower”), as a Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Effect of Joinder. By signing this joinder agreement (this “Agreement”), the Additional Borrower shall join the Credit Agreement, the Fee Letter and the other Loan Documents as a Borrower and hereby assumes any and all interests, obligations, rights, duties and liabilities in its capacity as a Borrower under the Credit Agreement and the Fee Letter. All references to the “Borrower”, the “Borrowers” or the “Loan Parties” in the Credit Agreement and the other Loan Documents shall be deemed to include the Additional Borrower, as applicable.

SECTION 3. Conditions Precedent. This Agreement shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (each in form and substance reasonably satisfactory to the Administrative Agent):

(i) This Agreement duly executed by the Loan Parties, the Additional Borrower and the other parties hereto.

(ii) For each Lender, a Note duly executed by the Additional Borrower and payable to the order of such Lender in a principal amount equal to the Commitment Amount of such Lender.

(iii) Completed searches dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name such Loan Party as debtor, together with copies of such financing statements.

(iv) Certified copies of the documents granting and evidencing the authority of the Additional Borrower for which it is the ultimate signatory approving the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents to which it will become a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under this Agreement, the Credit Agreement and the other Loan Documents to which it will become a party.

(v) A copy of a certificate of the Secretary of State (or equivalent authority) of (A) the jurisdiction of incorporation, organization or formation of the Additional Borrower, dated as of a recent date, confirming the incorporation, organization or formation of the Additional Borrower, and (B) a copy of the certificate of the charter, certificate of limited partnership, certificate of formation or certificate of incorporation of the Additional Borrower, and each amendment thereto on file in such Secretary’s office.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of (A) the jurisdiction of incorporation, organization or formation of the Additional Borrower, evidencing the good standing of the Additional Borrower in such jurisdiction and (B) evidencing the qualification to do business and good standing of the Additional Borrower in each jurisdiction in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Effective Date.

(vii) A certificate of the Additional Borrower, signed on behalf of the Additional Borrower by a Responsible Officer of the Additional Borrower, dated as of the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and the absence of any event occurring and continuing, or resulting from the execution and delivery of this Agreement, that constitutes an Event of Default or, to the Additional Borrower’s knowledge, a Material Adverse Effect.

(viii) A certificate of a Responsible Officer of the Additional Borrower certifying the names and true signatures of the officers the Additional Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(ix) A customary solvency certificate from the Additional Borrower certifying that, after giving pro forma effect to the transactions to occur pursuant to this Agreement, the Additional Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

(x) Such financial, business and other information regarding each Loan Party as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, historical operating statements (if any), to the extent available, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and, as to Parent only, the Form N-CSR most recently filed with the Securities and Exchange Commission.

(xi) Opinions of counsel to the Additional Borrower, in form and substance reasonably acceptable to the Administrative Agent (including, but not limited to, those relating to corporate matters and enforceability).

(xii) Such information and documentation as is requested by the Lenders so that each of the Loan Parties has become KYC Compliant.

(b) Reserved.

(c) The Additional Borrower shall have paid all accrued and unpaid fees of the Administrative Agent and the Lenders and all out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with the effectiveness of this Agreement.

(d) All governmental and third party consents and approvals, if any, required in connection with the transactions contemplated by this Agreement shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall be in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by this Agreement.

(e) The Additional Borrower shall have provided to each Lender all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and each Lender shall have satisfactorily completed its “know your customer” procedures.

(f) The representations and warranties contained in each Loan Document are correct and complete on and as of the Effective Date.

(g) There shall exist no action, investigation, litigation or proceeding affecting the Additional Borrower pending or, to the Additional Borrower’s knowledge, threatened (in writing) before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect other than the matters disclosed to the Administrative Agent in writing or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(h) No Event of Default or, to the knowledge of a Responsible Officer of the Additional Borrower, Default has occurred and is continuing, or would result from the execution and delivery of this Agreement by the Additional Borrower.

(i) Before and immediately after the Effective Date there shall have occurred, to the Additional Borrower’s knowledge, no Material Adverse Effect.

(j) Each Lender shall have received such financial, business and other information and such other approvals, opinions and documents as such Lender may request, in form and substance satisfactory to such Lender.

SECTION 4. Miscellaneous.

4.1. Reaffirmation of Covenants, Representations and Warranties. Upon the Effective Date, the Additional Borrower, by joining the Credit Agreement as evidenced by its signature below, makes all covenants, representations and warranties made by it as a Borrower in the Credit Agreement (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent and do not constitute a Default or an Event of Default) and agrees that all such covenants, representations and warranties shall be deemed to have been made as of the Effective Date of this Agreement (except where any such representations and warranties speak to a particular date).

4.2. Representations and Warranties. The Additional Borrower hereby represents and warrants that (i) it meets the eligibility criteria applicable to an Additional Borrower set forth in the Credit Agreement, (ii) this Agreement has been duly executed and delivered by the Additional Borrower and is the legal, valid and binding obligation of the Additional Borrower, enforceable against the Additional Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. and (iii) upon the Effective Date, no Default or Event of Default shall exist.

4.3. No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, the Fee Letter, the other Loan Documents or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.4. Reference to and Effect on Credit Agreement. Upon the Effective Date, each reference in the Credit Agreement or the other Loan Documents to “this Agreement”, the “Credit Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as modified hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as modified hereby. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

4.5. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4.6. Headings. Section headings in this Agreement are for reference only and shall in no way affect the interpretation of this Agreement.

4.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank;

Signatures Follow]

IN WITNESS WHEREOF, the Additional Borrower has caused this Agreement to be executed by its officers thereunto duly authorized as of the date specified thereon.

ADDITIONAL BORROWER:

[INSERT NAME OF ADDITIONAL BORROWER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BARCLAYS BANK, PLC
as Administrative Agent

By:
Name:
Title:

KREST OPERATING PARTNERSHIP L.P.,
as a Borrower

By:
Name:
Title:

KKR REAL ESTATE SELECT TRUST INC.,
as a Guarantor

By:
Name:
Title:

KREST OP GP LLC,
as a Guarantor

By:
Name:
Title:

Execution Version

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) is made as of December 12, 2022.

Reference is made to that certain Revolving Credit Agreement dated as of December 17, 2021 (as amended by that certain First Amendment to Revolving Credit Agreement, dated as of December 12, 2022 and as further amended, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Joinder but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement) among KREST Operating Partnership L.P., a Delaware limited partnership, as a borrower, KKR Real Estate Select Trust Inc., a Maryland corporation, as parent guarantor and a borrower, KREST OP GP LLC, a Delaware limited liability company, as a guarantor, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), sole lead arranger and sole bookrunner. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The “Acceding Lender” referred to on Schedule 1 hereto agrees as follows:

The Acceding Lender agrees to become a Lender and to be bound by the terms of the Credit Agreement as a Lender pursuant to Section 2.15(d) of the Credit Agreement.

The Acceding Lender: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (other than the Arranger Fee Letter, dated as of December 17, 2021), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (d) agrees that it will perform in accordance with its terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (e) acknowledges that one or more conditions precedent to the making of any Advance or issuance of any Letter of Credit may have been waived in connection with any such action and agrees to be bound thereby.

Following the execution of this Joinder, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Joinder (the “Effective Date”) shall be the date recited above, unless otherwise specified on Schedule 1 hereto.

Upon such execution and delivery, as of the Effective Date, the Acceding Lender shall be a party to the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

This Joinder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

This Joinder may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW(S).

IN WITNESS WHEREOF, the Acceding Lender has caused this Joinder to be executed by its officers thereunto duly authorized as of the date specified thereon.

GOLDMAN SACHS LENDING PARTNERS LLC, as the Acceding Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

Signature Page to Lender Joinder Agreement

Accepted and Approved:

BARCLAYS BANK, PLC, as Administrative Agent

By:	/s/ Alexander Bansak
Name: Alexander Bansak
Title: Director

Signature Page to Lender Joinder Agreement

CONSENTED TO:

KREST OPERATING PARTNERSHIP L.P.

By: KREST OP GP LLC,its general partner
By: KKR Real Estate Select Trust Inc.,its sole member

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KKR REAL ESTATE SELECT TRUST INC.

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

Signature Page to Lender Joinder Agreement

SCHEDULE 1

to

JOINDER

Acceding Lender’s Commitment Amount:	$50,000,000
Aggregate Commitment Amount of all Lenders after giving effect to this Joinder:	$250,000,000

Acceding Lender:

Goldman Sachs Lending Partners LLC

Attn: GS Operations

200 West Street

New York, NY 10282

Office: (212) 902-1099

Fax: (646) 769-7700

Email: gs-sbd-admin-contacts@ny.email.gs.com

BORROWER JOINDER AGREEMENT

to

REVOLVING CREDIT AGREEMENT

Dated as of December 12, 2022

RECITALS

WHEREAS, the parties hereto (other than the Additional Borrower (as defined below)) and the others named therein have entered into (i) that certain Revolving Credit Agreement, dated as of December 17, 2021 (as amended by that certain First Amendment to Revolving Credit Agreement, dated as of December 12, 2022 and as further amended, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KREST Operating Partnership L.P., a Delaware limited partnership (the “KREST Borrower”), KKR Real Estate Select Trust Inc., a Maryland corporation (“Parent”), as parent guarantor, KREST OP GP LLC, a Delaware limited liability company, as a guarantor, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), sole lead arranger and sole bookrunner and (ii) the Fee Letter (as defined in the Credit Agreement); and

WHEREAS, the parties hereto wish to join Parent (in such capacity, the “Additional Borrower”), as a Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Effect of Joinder. By signing this joinder agreement (this “Agreement”), the Additional Borrower shall join the Credit Agreement, the Fee Letter and the other Loan Documents as a Borrower and hereby assumes any and all interests, obligations, rights, duties and liabilities in its capacity as a Borrower under the Credit Agreement and the Fee Letter. All references to the “Borrower”, the “Borrowers” or the “Loan Parties” in the Credit Agreement and the other Loan Documents shall be deemed to include the Additional Borrower, as applicable.

SECTION 3. Conditions Precedent. This Agreement shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (each in form and substance reasonably satisfactory to the Administrative Agent):

(i) This Agreement duly executed by the Loan Parties, the Additional Borrower and the other parties hereto.

(ii) For each Lender, a Note duly executed by the Additional Borrower and payable to the order of such Lender in a principal amount equal to the Commitment Amount of such Lender.

(iii) Completed searches dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name such Loan Party as debtor, together with copies of such financing statements.

(iv) Certified copies of the documents granting and evidencing the authority of the Additional Borrower for which it is the ultimate signatory approving the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents to which it will become a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under this Agreement, the Credit Agreement and the other Loan Documents to which it will become a party.

(v) A copy of a certificate of the Secretary of State (or equivalent authority) of (A) the jurisdiction of incorporation, organization or formation of the Additional Borrower, dated as of a recent date, confirming the incorporation, organization or formation of the Additional Borrower, and (B) a copy of the certificate of the charter, certificate of limited partnership, certificate of formation or certificate of incorporation of the Additional Borrower, and each amendment thereto on file in such Secretary’s office.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of (A) the jurisdiction of incorporation, organization or formation of the Additional Borrower, evidencing the good standing of the Additional Borrower in such jurisdiction and (B) evidencing the qualification to do business and good standing of the Additional Borrower in each jurisdiction in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Effective Date.

(vii) A certificate of the Additional Borrower, signed on behalf of the Additional Borrower by a Responsible Officer of the Additional Borrower, dated as of the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and the absence of any event occurring and continuing, or resulting from the execution and delivery of this Agreement, that constitutes an Event of Default or, to the Additional Borrower’s knowledge, a Material Adverse Effect.

(viii) A certificate of a Responsible Officer of the Additional Borrower certifying the names and true signatures of the officers the Additional Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(ix) A customary solvency certificate from the Additional Borrower certifying that, after giving pro forma effect to the transactions to occur pursuant to this Agreement, the Additional Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

(x) Such financial, business and other information regarding each Loan Party as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, historical operating statements (if any), to the extent available, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and, as to Parent only, the Form N-CSR most recently filed with the Securities and Exchange Commission.

(xi) Opinions of counsel to the Additional Borrower, in form and substance reasonably acceptable to the Administrative Agent (including, but not limited to, those relating to corporate matters and enforceability).

(xii) Such information and documentation as is requested by the Lenders so that each of the Loan Parties has become KYC Compliant.

(b) Reserved.

(c) The Additional Borrower shall have paid all accrued and unpaid fees of the Administrative Agent and the Lenders and all out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with the effectiveness of this Agreement.

(d) All governmental and third party consents and approvals, if any, required in connection with the transactions contemplated by this Agreement shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall be in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by this Agreement.

(e) The Additional Borrower shall have provided to each Lender all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and each Lender shall have satisfactorily completed its “know your customer” procedures.

(f) The representations and warranties contained in each Loan Document are correct and complete on and as of the Effective Date.

(g) There shall exist no action, investigation, litigation or proceeding affecting the Additional Borrower pending or, to the Additional Borrower’s knowledge, threatened (in writing) before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect other than the matters disclosed to the Administrative Agent in writing or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(h) No Event of Default or, to the knowledge of a Responsible Officer of the Additional Borrower, Default has occurred and is continuing, or would result from the execution and delivery of this Agreement by the Additional Borrower.

(i) Before and immediately after the Effective Date there shall have occurred, to the Additional Borrower’s knowledge, no Material Adverse Effect.

(j) Each Lender shall have received such financial, business and other information and such other approvals, opinions and documents as such Lender may request, in form and substance satisfactory to such Lender.

SECTION 4. Miscellaneous.

4.1. Reaffirmation of Covenants, Representations and Warranties. Upon the Effective Date, the Additional Borrower, by joining the Credit Agreement as evidenced by its signature below, makes all covenants, representations and warranties made by it as a Borrower in the Credit Agreement (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent and do not constitute a Default or an Event of Default) and agrees that all such covenants, representations and warranties shall be deemed to have been made as of the Effective Date of this Agreement (except where any such representations and warranties speak to a particular date).

4.2. Representations and Warranties. The Additional Borrower hereby represents and warrants that (i) it meets the eligibility criteria applicable to an Additional Borrower set forth in the Credit Agreement, (ii) this Agreement has been duly executed and delivered by the Additional Borrower and is the legal, valid and binding obligation of the Additional Borrower, enforceable against the Additional Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. and (iii) upon the Effective Date, no Default or Event of Default shall exist.

4.3. No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, the Fee Letter, the other Loan Documents or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.4. Reference to and Effect on Credit Agreement. Upon the Effective Date, each reference in the Credit Agreement or the other Loan Documents to “this Agreement”, the “Credit Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as modified hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as modified hereby. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

4.5. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4.6. Headings. Section headings in this Agreement are for reference only and shall in no way affect the interpretation of this Agreement.

4.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank;

Signatures Follow]

IN WITNESS WHEREOF, the Additional Borrower has caused this Agreement to be executed by its officers thereunto duly authorized as of the date specified thereon.

ADDITIONAL BORROWER:

KKR REAL ESTATE SELECT TRUST INC.

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

ACKNOWLEDGED AND AGREED:

BARCLAYS BANK, PLC as Administrative Agent

By:	/s/ Alexander Bansak
Name: Alexander Bansak
Title: Director

KREST OPERATING PARTNERSHIP L.P., as a Borrower

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KKR REAL ESTATE SELECT TRUST INC., as a Guarantor

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KREST OP GP LLC, as a Guarantor

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

146